UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Gap, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):

☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF

ANNUAL MEETING AND PROXY STATEMENT

MAY 10, 2022 / 10:00 A.M ET

Gap Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, May 10, 2022 10:00 a.m., Eastern Time

PLACE	Via the Internet at www.virtualshareholdermeeting.com/GAP2022

ITEMS OF BUSINESS

•    Elect as directors the eleven director nominees named in this Proxy Statement;

•    Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2023;

•    Hold an advisory vote to approve the compensation of our named executive officers; and

•    Transact such other business as may properly come before the meeting.

RECORD DATE	You must have been a shareholder of record at the close of business on March 14, 2022 to vote at the Annual Meeting.

INTERNET AVAILABILITY

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing our proxy materials to most of our shareholders. Rather than sending those shareholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the Internet. We believe this method of distribution makes the proxy distribution process more efficient, less costly and limits our impact on the environment. This Proxy Statement and our 2021 Annual Report to Shareholders are available at www.gapinc.com (follow the Investors link).

ATTENDING THE ANNUAL MEETING

You are entitled to attend the Annual Meeting, which will be held via the Internet through a virtual web conference at www.virtualshareholdermeeting.com/GAP2022 on May 10, 2022 at 10:00 a.m., Eastern Time, and any adjournments or postponements thereof. You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions online during the Annual Meeting by logging into the website listed above using the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on any additional voting instructions accompanying these proxy materials. We recommend that you log in a few minutes before the Annual Meeting to ensure you are logged in when the Annual Meeting starts.

We have decided to use a virtual meeting format for our Annual Meeting, which allows us to continue to proceed with the Annual Meeting while mitigating the health and safety risks to participants and avoid costs and travel inconveniences for our shareholders associated with an in-person format. The platform for the virtual Annual Meeting includes functionality that affords validated shareholders substantially the same meeting participation rights and opportunities they would have at an in-person meeting. This technology will allow us to expand access to the Annual Meeting, improve communications and lower the cost to us, our shareholders and the environment.

PROXY VOTING

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card.

By Order of the Board of Directors,

Julie Gruber Corporate Secretary March 30, 2022

Proxy Summary

References in this Proxy Statement to “Gap Inc.,” “the Company,” “we,” “us,” and “our” refer to The Gap, Inc.

These proxy materials are being delivered in connection with the solicitation of proxies by the Board of Directors (the "Board") of The Gap, Inc. for use at our Annual Meeting of Shareholders to be held via the Internet through a virtual web conference at www.virtualshareholdermeeting.com/GAP2022 on May 10, 2022, at 10:00 a.m., Eastern Time, and any adjournment or postponement thereof (the “2022 Annual Meeting”). You will be able to attend the 2022 Annual Meeting online, vote your shares electronically and submit questions online during the 2022 Annual Meeting by logging into the website listed above using the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on any additional voting instructions accompanying these proxy materials. The platform for the virtual 2022 Annual Meeting includes functionality that affords validated shareholders substantially the same meeting participation rights and opportunities they would have at an in-person meeting. We recommend that you log in a few minutes before the 2022 Annual Meeting to ensure you are logged in when the 2022 Annual Meeting starts.

On or about March 30, 2022, we commenced distribution of this Proxy Statement and the form of proxy to our shareholders entitled to vote at the Annual Meeting.

The holders of our common stock at the close of business on March 14, 2022 (the “Record Date”) are entitled to one vote per share on each matter voted upon at the Annual Meeting or any adjournment or postponement thereof. As of the Record Date, there were 369,785,233 shares of common stock outstanding.

For a period of at least 10 days prior to the Annual Meeting, a complete list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder during ordinary business hours by contacting Investor Relations at investor_relations@gap.com. In addition, a complete list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder during the meeting by following the instructions on the Annual Meeting website once they enter the meeting.

How to Vote Your Shares

You may vote your shares by Internet, mail or phone. If you vote by Internet or by phone, you will need to have a proxy card or voting instruction card, or the Notice of Internet Availability, in hand when you access the voting website or call to vote by phone. If you vote by Internet or phone, you do not need to return anything by mail. Specific voting instructions are found on the proxy card, voting instruction card, or the Notice of Internet Availability.

By Internet www.proxyvote.com (or scan the QR code on the proxy card or voting instruction card)	By Mail Sign and return a proxy card (for shareholders of record) or voting instruction card (for beneficial owners of shares)	By Phone 1-800-690-6903
During the 2022 Annual Meeting: www.virtualshareholdermeeting.com/GAP2022

Proposal 1 – Election of Directors (Page 1)

The Board of Directors Recommends a Vote “FOR” each Director Nominee.

					Committee Membership
Name and Occupation	Age	Director Since	Independent	Other Public Boards	AC	CC	GC

Elisabeth B. Donohue Former CEO, Publicis Spine	56	2021	Yes	2		M
Robert J. Fisher Managing Director, Pisces, Inc.	67	1990	Yes	—			C
William S. Fisher Founder and CEO, Manzanita Capital Limited	64	2009	Yes	—
Tracy Gardner Principal, Tracy Gardner Consultancy	58	2015	Yes	1		C	M
Kathryn Hall Founder & Co-Chair, Hall Capital Partners	64	New Nominee	Yes	1
Bob L. Martin Executive Chair and Director, Gap Inc.	73	2002	No	1
Amy Miles Former Chair and CEO, Regal Entertainment Group	55	2020	Yes	2	C F
Chris O'Neill Chief Business Officer, Glean Technologies, Inc.	49	2018	Yes	—	M
Mayo A. Shattuck III Non-Executive Chairman, Exelon Corporation	67	2002	Yes	2	M F		M
Salaam Coleman Smith Former Executive Vice President, Disney ABC Television Group	52	2021	Yes	2		M
Sonia Syngal CEO and Director, Gap Inc.	52	2020	No	—
			C Chair M Member F Financial Expert

AC: Audit and Finance Committee

CC: Compensation and Management Development Committee

GC: Governance and Sustainability Committee

Director Nominee Demographics, Skills and Experience

* Tenure and age are measured as of the filing date of this Proxy Statement.

Proposal 2 – Ratification of Auditors (Page 28)

The Board of Directors Recommends a Vote “FOR” the Selection of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for Fiscal 2022.

Based on Audit and Finance Committee’s assessment of Deloitte & Touche LLP’s qualifications and performance, the Board believes that retention of Deloitte & Touche for fiscal 2022 is in our shareholders’ best interests.

Proposal 3 – Say-on-Pay (Page 31)

The Board of Directors Recommends a Vote “FOR” the Approval, on an Advisory Basis, of the Overall Compensation of the Company’s Named Executive Officers.

www.gapinc.com

Proposal No. 1 – Election of Directors	1

PROPOSALS REQUIRING

YOUR VOTE

Proposal No. 1 — Election of Directors

Nominees for Election as Directors

The Board, upon recommendation of the Governance and Sustainability Committee, has nominated the eleven people whose names are set forth below for election as directors, each nominated to serve for a one-year term until the 2023 Annual Meeting and until their successors are duly elected and qualified. Each director nominee other than Ms. Hall is a current director.

The Board has no reason to believe that any of the nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the Board may reduce the size of our Board in accordance with our Bylaws, or the proxies may be voted for the election of such other person to the office of director as the Board may recommend in place of the nominee. Set forth below is certain information concerning the nominees, including age, experience, qualifications and principal occupation during at least the last five years, based on data furnished by each nominee.

The Board of Directors Recommends a Vote “FOR” each Director Nominee.

www.gapinc.com

2	Proposal No. 1 – Election of Directors

Elisabeth B. Donohue

Age: 56

Director since: 2021

Committee Membership:

Compensation and Management Development

Current Public Company Directorships:

•   NRG Energy, Inc.

•   AcuityAds Holdings Inc.

Former Public Company Directorships Held in Last Five Years:

•   Synacor, Inc.

Biography:

•   Former Chief Executive Officer of Publicis Spine and a member of the Publicis Groupe Management Committee from 2017 to 2020. Global Brand President of Starcom Worldwide from 2016 to 2017. Chief Executive Officer of Starcom USA from 2009 to 2016.

Experience:

•   Ms. Donohue brings extensive experience in global consumer, data and digital marketing leadership, including as a former Chief Executive Officer of two leading marketing agencies.

Robert J. Fisher
Age: 67 Director since: 1990 Committee Membership: Governance and Sustainability (Chair)

Biography:

•   Managing Director of Pisces, Inc. since 2010. Interim President and Chief Executive Officer of Gap Inc. from January 2007 to August 2007 and November 2019 to March 2020. Chair of the Board of Gap Inc. from 2004 to August 2007 and February 2015 to March 2020. Executive of Gap Inc. from 1992 to 1999. Various positions with Gap Inc. from 1980 to 1992.

Experience:

•   Mr. Fisher has vast retail business experience specific to Gap Inc. and its global operations, as a result of his many years serving in a variety of high-level Gap Inc. positions. His previous leadership and oversight roles at Gap Inc. provide him with a deep understanding and unique insight into our organizational and operational structure. Mr. Fisher brings strong leadership to the Board based on perspective gained from his management roles and experience as a key member of the founding family and significant shareholder.

2022 Proxy Statement

Proposal No. 1 – Election of Directors	3

William S. Fisher
Age: 64 Director since: 2009 Committee Membership: None

Biography:

•   Founder and Chief Executive Officer of Manzanita Capital Limited, a private equity fund, since 2001. Executive Vice Chairman of Pisces, Inc. since June 2016. Various positions with Gap Inc. from 1986 to 1998.

Experience:

•   Mr. Fisher brings extensive global retail and business experience to the Board as a result of his many years serving in a variety of high-level positions across Gap Inc., including President of the International Division. In addition, as a director on the boards of a number of private retail companies, including Space NK and Diptyque, he brings extensive knowledge of the global retail industry and risk oversight expertise.

Tracy Gardner
Age: 58 Director since: 2015 Committee Membership: Compensation and Management Development (Chair) Governance and Sustainability Current Public Company Directorships: • Crocs, Inc.

Biography:

•   Principal of Tracy Gardner Consultancy since 2010. Chief Executive Officer of dELiA*s Inc., an omni-channel retail company primarily marketing to teenage girls, from 2013 to 2014. dELiA*s Inc. filed voluntary petitions for relief under Chapter 11 in 2014. Former executive of J. Crew Group, Inc. from 2004 to 2010. Various positions with Gap Inc. from 1999 to 2004.

Experience:

•   With over 30 years of experience, Ms. Gardner is a retail industry veteran who brings deep product and operational expertise and experience as an operator, merchant, creative director and leader in growing multi-channel brands. In addition, her experience as a former senior executive within Gap Inc. and as a prior advisor to Gap brand provides Ms. Gardner with an in-depth understanding of Gap Inc.’s global business structure and operations.

www.gapinc.com

4	Proposal No. 1 – Election of Directors

Kathryn Hall
Age: 64 Director since: N/A (New Nominee) Current Public Company Directorships: • Cohn Robbins Holding Corporation

Biography:

•   Founder and Co-Chair of Hall Capital Partners, an SEC-registered investment advisor, since 1994, and a member of the firm’s Executive Committee and Investment Review Committee. Founder and Co-Executive Chair of Galvanize Climate Solutions, a mission-driven investment platform, since 2021, and a member of the firm’s Operating Committee. General Partner of Laurel Arbitrage Partners from 1989 to 1994.

Experience:

•   Ms. Hall brings extensive financial and investment experience, as well as senior management and leadership experience, including as the Founder and Co-Chair of an institutional investment management firm with approximately $48 billion in assets under management. Additionally, she has substantial insights from her experience leading and developing a senior management team that is 50% women and in supporting full consequence investing, which integrates sustainability into the firm’s investment framework.

Bob L. Martin
Age: 73 Director since: 2002 Committee Membership: None Current Public Company Directorships: • Conns, Inc.

Biography:

•   Executive Chair, an employee role, of Gap Inc. since March 2020. Lead Independent Director of Gap Inc. from 2003 to 2015 and November 2019 to March 2020. Operating Partner of Stephens Group, Inc., a private equity group, since 2003. Principal (part-time) of Mcon Management Services, Ltd., a consulting company, since 2020. Chief Executive Officer (part-time) of Mcon Management Services, Ltd. from 2002 to 2020. Independent Consultant from 1999 to 2002. President and Chief Executive Officer of Wal-Mart International, a division of Wal-Mart Stores, Inc., from 1984 to 1999.

Experience:

•   Mr. Martin is a retail industry veteran with over 40 years of work experience. As the former Chief Executive Officer of Wal-Mart International, during which he ran operations in 12 countries across four continents, Mr. Martin brings extensive global governance and executive management experience, as well as a vast knowledge of international consumer brands and markets. As the former Executive Vice President and Chief Information Officer for Wal-Mart Stores, Inc., Mr. Martin also has extensive insight into the areas of information technology and supply chain capabilities and strategies specific to a global retail company.

2022 Proxy Statement

Proposal No. 1 – Election of Directors	5

Amy Miles

Age: 55

Director since: 2020

Committee Membership:

Audit and Finance (Chair)

Current Public Company Directorships:

•   Norfolk Southern Corporation

•   Amgen Inc.

Former Public Company Directorships Held in Last Five Years:

•   Regal Entertainment Group

Biography:

•   Former Chair and Chief Executive Officer of Regal Entertainment Group, a leading theater chain, from 2015 to 2018. Chief Executive Officer of Regal Entertainment Group from 2009 to 2015. Executive Vice President, Chief Financial Officer and Treasurer of Regal Entertainment Group from 2002 to 2009.

Experience:

•   As a former Chair, Chief Executive Officer and Chief Financial Officer, Ms. Miles has extensive finance, accounting and management experience. In addition, she brings expertise in information technology, marketing and strategic planning.

Chris O'Neill
Age: 49 Director since: 2018 Committee Membership: Audit and Finance

Biography:

•   Chief Business Officer of Glean Technologies, Inc. since 2021. Senior Advisor to Portage Ventures, the venture capital arm of Sagard Holdings, since 2021, and General Partner from 2020 to 2021. Chairman, President and Chief Executive Officer of Evernote Corporation, a global cloud-based technology company, from 2016 to 2018. President and Chief Executive Officer, Evernote Corporation from 2015 to 2016. Various positions with Google Inc. from 2005 to 2015, including Managing Director, Google Canada from 2010 to 2014 and Head of Global Business Operations, Google [x], from 2014 to 2015.

Experience:

•   Mr. O’Neill's experience as a technology executive, venture investor, as the Chief Executive Officer of Evernote, and his decade-long experience at Google provides him with extensive expertise in leading high-growth, innovative companies and understanding the strategic role technology plays in business.

www.gapinc.com

6	Proposal No. 1 – Election of Directors

Mayo A. Shattuck III

Age: 67

Director since: 2002

Committee Membership:

Audit and Finance

Governance and Sustainability

Current Public Company Directorships:

•   Capital One Financial Corporation

•   Exelon Corporation (not standing for reelection)

Former Public Company Directorships Held in Last Five Years:

•   Alarm.com Holdings, Inc.

Biography:

•   Non-Executive Chairman of Exelon Corporation, an energy company, since 2013 (Mr. Shattuck is not standing for reelection to the board of Exelon Corporation at its annual meeting in 2022). Executive Chairman of Exelon Corporation from 2012 to 2013. Chairman, Chief Executive Officer, and President of Constellation Energy Group from 2002 to 2012.

Experience:

•   With his experience as a director of three other public companies, as the former Chief Executive Officer of an investment bank and Constellation Energy Group, and as Non-Executive Chairman of Exelon Corporation, Mr. Shattuck brings extensive expertise in risk oversight, financial literacy and reporting, corporate governance and compliance, as well as leadership experience.

Salaam Coleman Smith
Age: 52 Director since: 2021 Committee Membership: Compensation and Management Development Current Public Company Directorships: • Pinterest, Inc. • Enjoy Technology, Inc.

Biography:

•   Former Executive Vice President at The Walt Disney Company’s Disney ABC Television Group from 2014 to 2016, overseeing strategy and programming for ABC Family’s Freeform channel. Various senior executive roles at Comcast NBCUniversal from 2003 to 2014, including President of Style Network from 2008 to 2013. Senior executive at Viacom from 1993 to 2002, including serving as a senior executive within MTV Networks International Division and helping Nickelodeon’s global expansion in Europe, Asia, and Latin America.

Experience:

•   With over 23 years of media and entertainment industry experience at three global companies, Ms. Coleman Smith brings experience in strategy and change management, leading organizations through periods of significant transformation and growth. Additionally, she has substantial insights from her experience developing and leading a diverse and inclusive management team in the media industry.

2022 Proxy Statement

Proposal No. 1 – Election of Directors	7

Sonia Syngal
Age: 52 Director since: 2020 Committee Membership: None

Biography:

•   Chief Executive Officer of Gap Inc. since March 2020. President and Chief Executive Officer, Old Navy from April 2016 to March 2020. Executive Vice President, Global Supply Chain and Product Operations of Gap Inc. from February 2015 to April 2016. Executive Vice President, Global Supply Chain of Gap Inc. from November 2013 to January 2015. Since joining Gap Inc. in 2004, Ms. Syngal has served in key leadership and general management roles including Managing Director for Gap Inc.'s Europe business, Senior Vice President for Gap Inc.'s International division and Senior Vice President for Gap Inc.'s International Outlet division. Prior to joining Gap Inc., Ms. Syngal had a long career in Fortune 500 product companies, including Sun Microsystems where she led manufacturing operations, logistics and supply chain management, and at Ford Motor Company where she held roles in product design, quality and manufacturing engineering.

Experience:

•   As a result of her service as President and Chief Executive Officer of Gap Inc. and Old Navy, as well as her service in other senior positions at Gap Inc., Ms. Syngal has extensive experience as a leader in the global retail industry, including specific expertise in management, talent development, supply chain and global operations.

Robert J. Fisher and William S. Fisher are brothers. Biographical information concerning our executive officers who are not also directors is set forth in our Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

Departing Directors

John J. Fisher, who has served as a director of the Company since 2018, and Jorge P. Montoya, who has served as a director of the Company since 2004, are not standing for reelection at our 2022 Annual Meeting. The Board thanks Mr. Fisher and Mr. Montoya for their years of dedicated service to the Board and significant contributions to the Company.

www.gapinc.com

8	Proposal No. 1 – Election of Directors

Director Selection and Qualification

Directors are elected at each Annual Meeting to serve until the next Annual Meeting and until their successors are duly elected and qualified. Pursuant to our Bylaws, in the event of a vacancy on the Board (resulting from an increase in the authorized number of directors or otherwise), the Board will appoint a director to serve until his or her successor is duly elected and qualified.

The Governance and Sustainability Committee understands the vital role that a strong board composition with a diverse set of skills plays in effective oversight. The Committee is responsible for identifying, evaluating, and recommending qualified candidates to the Board and it regularly assesses the current needs of the Board to help ensure that directors possess an appropriate mix of skills considering the Company’s current and anticipated strategic needs. In addition, the Board believes that varying tenures and perspectives create a balance between directors with a deeper knowledge of the Company's business, operations and history, and directors who bring new and fresh perspectives, which is important to the effectiveness of the Board’s oversight of the Company.

When assessing desired characteristics, skills, and backgrounds, the Committee considers, among other things, the Board’s current skill set, the Company’s long-term strategic plan and objectives, potential director retirements, and director feedback provided in connection with the Board’s annual self-assessment process. Director nominees are then identified and considered on the basis of knowledge, experience, integrity, leadership, reputation, and ability to understand the company’s business, as well as their inclination to engage and intellectual approach. In addition, nominees are expected to possess certain core competencies, some of which may include experience in retail, consumer products, international business/markets, real estate, store operations, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a CEO or CFO.

Nominees are pre-screened to ensure each candidate has qualifications which complement the overall core competencies of the Board, including background evaluations and independence determinations. The Chair of the Board, CEO, and at least two independent directors interview any qualified candidates prior to nomination. Other directors and members of management interview each candidate as requested by the Chair of the Board, CEO, or Chair of the Governance and Sustainability Committee.

The Board believes that diversity, including differences in backgrounds, qualifications, experiences, and personal characteristics, including gender and ethnicity/race, is important to the effectiveness of the Board’s oversight of the Company, and considers diversity as a factor when evaluating and recommending potential nominees. The Board believes that its criteria for selecting nominees are effective in promoting overall diversity.

The Governance and Sustainability Committee engages third-party search firms to identify potential director nominees. The Committee, in collaboration with the search firm, may develop targeted search specifications. Any search firm used to identify potential nominees is instructed to include qualified candidates who reflect diverse backgrounds in its initial list of candidates. These consultants have assisted the Committee in identifying a diverse pool of qualified candidates and in evaluating and pursuing individual candidates at the direction of the Committee. Ms. Donohue was identified as a potential candidate by a third-party search firm.

The Governance and Sustainability Committee will also consider director nominees recommended by our shareholders pursuant to our Bylaws. See “Other Information—Questions and Answers about the Annual Meeting and Voting” for more information.

Director Nominee Demographics

* Tenure and age are measured as of the filing date of this Proxy Statement.

2022 Proxy Statement

Proposal No. 1 – Election of Directors	9

Board Self-Assessment

Annually, the Board conducts a formal review process to assess the composition and performance of the Board, each standing committee of the Board, and each individual director. The Governance and Sustainability Committee oversees the annual review process. The self-assessment is conducted to identify opportunities for improvement and skill set needs, as well as to ensure that the Board, the standing committees, and individual directors have the appropriate blend of diverse experiences and backgrounds, and are effective and productive.

As part of the process, each director completes a survey, or participates in an interview or other method the Governance and Sustainability Committee utilizes to seek feedback. Results are aggregated and summarized for discussion purposes. Responses are not attributed to any individual director and are kept confidential to ensure honest and candid feedback is received. The Chief Legal Officer also meets privately with individual directors to solicit additional feedback. Following these discussions, the Committee reviews the self-assessment results and discusses opportunities and makes recommendations for improvement as appropriate with the full Board, which implements agreed upon improvements A director will not be nominated for reelection to the Board unless it is affirmatively determined that he or she is substantially contributing to the overall effectiveness of the Board.

2021 Board Self-Assessment Process

Survey	Directors complete a survey and provide feedback on an anonymized basis
One-on-One Discussions	Anonymized responses are summarized and used to facilitate candid, one-on-one discussions with each director, where additional feedback is solicited
Review and Recommendation	The Governance and Sustainability Committee reviews feedback from survey results and discussions with the Board to align on recommended action items
	The Board implements agreed-upon recommendations to its policies and practices

www.gapinc.com

10	Proposal No. 1 – Election of Directors

Key Director Attributes

The Board endeavors to represent a range of skills, characteristics, and qualifications that contribute to the Board’s oversight responsibilities. The following matrix displays the most significant skills, characteristics, and qualifications that each director nominee possesses, and that the Board believes are relevant to oversight of our business strategy. The Committee and the Board considered these skills, characteristics, and qualifications in determining to recommend each director to be nominated for election.

Director Nominee Skills and Qualifications

2022 Proxy Statement

Proposal No. 1 – Election of Directors	11

Director Independence

There will be at least a majority of independent directors as defined under SEC and NYSE rules on the Board. In addition, the Board believes that it is most desirable for independent directors to constitute two-thirds or more of the Board, and is committed to maintaining such levels barring unforeseen circumstances, including mid-year resignations. For a nominee to be considered an independent director, the Board must affirmatively determine that the director has no material relationship with the Company.

The Board evaluated the independence of each person who served as a director during fiscal 2021 and has determined that Elisabeth B. Donohue, John J. Fisher, Robert J. Fisher, William S. Fisher, Tracy Gardner, Isabella Goren, Amy Miles, Jorge P. Montoya, Chris O’Neill, Mayo A. Shattuck III, Elizabeth Smith and Salaam Coleman Smith are, or in the case of former directors, were independent under SEC and NYSE rules and have or had no direct or indirect material relationships with the Company. The Board also evaluated the independence of each other director nominee and has determined that Kathryn Hall, if elected, would be independent under SEC and NYSE rules and would not have a direct or indirect material relationship with the Company. In particular, the Board has determined that none of these directors or director nominees have or would have relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual. In making this determination with respect to John, Robert and William Fisher, the Board considered the following factors: (i) with the exception of Robert Fisher’s brief periods of service during 2007 and 2019 to 2020 as Interim President and CEO of the Company during CEO transitions, neither John, Robert nor William Fisher has served as an officer of the Company in over 20 years; and (ii) NYSE guidance indicates that ownership of even a significant amount of stock does not preclude a finding of independence. After consideration of these factors, the Board concluded that there is no material relationship between the Company and John, Robert and William Fisher that would impact their independence under NYSE rules. Mr. Martin and Ms. Syngal were determined to not be independent by virtue of their employment with the Company.

Director Nominee Independence

www.gapinc.com

12	Corporate Governance

Corporate Governance

Corporate Governance Highlights

ACCOUNTABILITY TO SHAREHOLDERS
Annual Board Elections	All directors are elected annually. We do not have a classified/staggered Board.
Majority Voting Standard for Uncontested Director Elections	Our Bylaws provide for a majority voting standard in uncontested director elections. Any incumbent director who does not meet the majority voting standard must offer to resign from the Board.
Shareholder Action by Written Consent	Our Bylaws provide for shareholders to act by written consent to approve any action that would otherwise be required or permitted to be taken at a meeting of shareholders.
Shareholder Ability to Call Special Meetings	Our Bylaws provide for shareholders holding 10% or more of our common stock to call special meetings.
No Shareholder Rights Plan / Poison Pill	We have not adopted a shareholder rights plan / poison pill.

INDEPENDENT OVERSIGHT
Majority Independent Board	We are committed to maintaining at least two-thirds independent directors on our Board. Currently, 10 of 12 directors are independent, and 9 of 11 director nominees are independent.
Independent Board Committees	Each of our standing Board committees is composed solely of independent directors.
Board Committee Charters

Each of our standing Board committees has a charter outlining the committee’s duties and responsibilities. We review each committee’s charter annually to align with new requirements and developing best practices.

Separate Board Chair and CEO Roles	We have separated the positions of CEO and Chair of the Board since February 2015 (other than from November 2019 to March 2020 when Robert Fisher served as our Interim President and CEO).
Independent Executive Sessions	At every Board meeting, time is set aside for the independent directors to meet in executive session.

2022 Proxy Statement

Corporate Governance	13

BOARD STRUCTURE
Director Diversity

Our directors have diversity of backgrounds, qualifications, experiences, and personal characteristics, including gender and ethnicity/race. As described in our Corporate Governance Guidelines, the Board believes that diversity is important to the effectiveness of the Board’s oversight of the Company.

Director Overboarding Policy

As described in our Corporate Governance Guidelines, directors who are full-time employees of other companies should not serve on more than three public company Boards, and directors who are retired from full-time employment should not serve on more than four public company Boards (in each case, including the Company’s).

Annual Self-Assessment	Annually, the Board conducts a formal review process to assess the composition and performance of the Board, each standing committee of the Board, and each individual director
Annual Board Independence Assessment	Annually, we review the independence status of our directors. We require directors to inform us of changes in circumstances that would affect their independence status.
Director Onboarding and Education	Directors are expected to complete a formal onboarding program within six months of joining the Board. Directors are encouraged to periodically attend appropriate continuing education programs.

COMPENSATION PRACTICES
Compensation Consultant Independence Policy	We require our compensation consultant to be independent under NYSE rules, and we review its independence status annually.
Director and Executive Stock Ownership Guidelines

We have director and executive stock ownership guidelines. All directors and covered executives either meet the requirements or are on track to meet them within the required timeframe as of the date of this Proxy Statement.

Anti-Hedging and Pledging Policies	Directors and covered executives are prohibited from hedging Company stock or pledging Company stock as collateral.
No Single-Trigger Change in Control Arrangements	We do not have arrangements that provide for single-trigger change in control benefits.
Executive Compensation Recoupment Policy

We have adopted a policy regarding the recoupment of incentive compensation for covered executives in certain situations, including when management misconduct or gross negligence results in material financial, reputational or other harm to the Company.

www.gapinc.com

14	Corporate Governance

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the Board, the responsibilities of the various Board committees, and the procedures for shareholders to communicate with and report concerns to the Board. We review our Corporate Governance Guidelines annually to align with new requirements and developing best practices.

Our Corporate Governance Guidelines are available at www.gapinc.com (follow the Investors, Governance links).

Additional Corporate Governance Information

If you would like further information regarding our corporate governance practices, please visit the Governance and Corporate Compliance sections of www.gapinc.com (follow the Investors, Governance and Investors, Corporate Compliance links). Those sections include:

•	Our Corporate Governance Guidelines;
•	Our Code of Business Conduct;
•	Our Committee Charters;
•	Our Certificate of Incorporation;
•	Our Bylaws;
•	Our Executive Stock Ownership Policy;
•	Our Executive Compensation Recoupment Policy;
•	Our Political Engagement Policy;
•	How interested parties may communicate with our Board of Directors and with our Corporate Secretary; and
•

How employees and others may report suspected violations of our Code of Business Conduct, including accounting or auditing concerns, directly to our Global Integrity team. Accounting, auditing, and other significant concerns are escalated by the Global Integrity team, as appropriate, including to the Audit and Finance Committee, as required.

2022 Proxy Statement

Corporate Governance	15

Risk Oversight

BOARD OVERSIGHT OF RISK

Board of Directors

The Board is responsible for oversight of the business, affairs and integrity of the Company, determination of the Company’s mission, long-term strategy and objectives, and oversight of the Company’s risks while evaluating and directing implementation of Company controls and procedures.

While the Board has the ultimate oversight responsibility for the risk management process, risk management is also facilitated through the work of the Board committees which are composed entirely of independent directors and provide regular reports to the Board regarding the matters they review. The committees also meet with our Chief Financial Officer, Chief Internal Auditor, Chief Legal and Compliance Officer and Corporate Secretary, and other members of senior management regarding our risk management processes and controls. The key risk management areas for our Board committees are described below.

Audit and Finance

✓   Our financial statements and internal controls

✓   Our independent auditors

✓   The Internal Audit function

✓   Our Corporate Compliance program

✓   Our Data Privacy and Cybersecurity programs

✓   Legal and regulatory matters

✓   Finance matters

Compensation and Management Development ✓ Our compensation programs and policies ✓ Senior management development, retention, and succession planning ✓ Human capital management	Governance and Sustainability ✓ Board and committee composition and evaluation ✓ Corporate governance matters ✓ Environmental, social, community and sustainability matters

Enterprise Risk Assessment

Annually, the Company’s Internal Audit department performs a comprehensive enterprise risk assessment encompassing a number of significant areas of risk identified using a risk framework, including strategic, operational, compliance, financial, sustainability, and reputational risks, and the economic impact of climate change. The Company has established a Risk Committee, which includes the heads of Finance, Legal, Digital/Tech, Human Resources, Operations & Supply Chain, and Internal Audit, as well as a rotating brand president. The Risk Committee is responsible for overseeing the assessment process designed to gather data regarding key enterprise risks, emerging risks and key third-party dependencies that could impact the Company’s ability to achieve its objectives and execute its strategies. Primary assessment methods include interviews and surveys with employees, key executives and Board members, review of critical Company strategies and initiatives, regulatory changes and monitoring of emerging industry trends and issues.

The assessment results are reviewed by the CEO and the Risk Committee and are presented to the Board to facilitate discussion of high-risk areas. The results provide the foundation for the annual Internal Audit plan, management’s monitoring and risk mitigation efforts, and ongoing Board oversight. The Risk Committee meets periodically to monitor key enterprise risks and review and adjust the risk mitigation plans accordingly. In addition, on a regular basis, management communicates with the Board, both formally and informally, about key initiatives, strategies and industry developments, in part to assess and manage the potential risks.

www.gapinc.com

16	Corporate Governance

COVID-19 PANDEMIC RESPONSE

The Board together with management continues to oversee our ongoing efforts to mitigate financial and human capital management risk exposures associated with the COVID-19 pandemic. We remain committed to protecting the health and safety of our employees and their families, as well as the health and safety of our customers. In 2020, we committed to evolving our health and safety practices as we safely reopened stores with a strategic plan to deliver a safe shopping experience for our communities. We will continue to base our safety protocols on the standards of the Centers for Disease Control and Prevention (CDC) and the World Health Organization (WHO), as well as local government mandates.

Further information regarding our response to the COVID-19 pandemic is available at www.gapinc.com (follow the News, Coronavirus Response links).

CYBERSECURITY RISK OVERSIGHT

Securing the information we receive and store about our customers, employees, vendors, and other third parties is a priority. We have systems in place to safely receive and store that information and to detect, contain, and respond to data security incidents. While everyone at the Company plays a part in managing these risks, oversight responsibility is shared by the Board, the Audit and Finance Committee, and management.

To respond to the threat of security breaches and cyberattacks, the Company’s Chief Information Security Officer oversees a program that is designed to protect and preserve the confidentiality, integrity and continued availability of all information owned by, or in the care of, the Company. The program includes the annual cybersecurity training of all employees as well as targeted cybersecurity awareness and education activities throughout the year. The program also includes a cybersecurity incident response plan that provides controls and procedures for timely and accurate reporting of any material cybersecurity incident. Additionally, the Company maintains a cybersecurity risk insurance policy. The Audit and Finance Committee receives quarterly reports from the Chief Information Security Officer and the Chief Information Officer. The Audit and Finance Committee regularly briefs the Board on these matters, and the Board also receives periodic briefings on cybersecurity threats to augment our directors’ literacy on cybersecurity issues.

COMPENSATION RISK ASSESSMENT

One of the goals of the Company’s compensation programs is to encourage an appropriate level of risk-taking, consistent with the Company’s business strategies.

On an annual basis, management conducts a comprehensive overall review of each of the Company’s compensation policies and practices for the purpose of determining whether any risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. As a part of this review, each of the Company’s compensation policies and practices were compared to a number of specific factors that could potentially increase risk, including the specific factors that the SEC has identified as potentially triggering disclosure. The Company balanced these factors against a variety of mitigating factors. Examples of some of the mitigating factors are:

•	Compensation policies and practices are structured similarly across business units;
•	The risk of declines in performance in our largest business units is well understood and managed;
•	Incentive compensation expense is not a significant percentage of any unit’s revenues;
•	For executives, a significant portion of variable pay is delivered through long-term incentives, which carry vesting schedules over multiple years;
•	A mix of compensation vehicles and performance measures is used;
•	Stock ownership requirements for executives are in place;
•	Payouts of material cash and equity incentive plans are capped at all levels;
•	Threshold levels of performance must be achieved for the bulk of variable pay opportunities; and
•

A clawback policy is in place allowing for recoupment in the event of management misconduct or gross negligence resulting in a financial restatement or material financial, reputational or other harm to the Company.

Management’s assessment was also presented to the Company’s Chief Compliance Officer and the Chair of the Compensation and Management Development Committee. As a result of management’s review, the Company determined that any risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

2022 Proxy Statement

Corporate Governance	17

Environmental, Social & Governance (ESG)

BOARD OVERSIGHT OF ESG

The Board is actively involved in oversight of our ESG strategy, given the importance that the Company believes ESG strategies have in achieving its long-term growth objectives. The Board and/or certain of its committees receive regular updates from the Chief Growth Transformation Officer, who oversees the Company’s ESG activities and strategies, as well as from other senior leaders. The Governance and Sustainability Committee oversees the Company’s ESG activities and goals, including strategies to support the sustainable growth of the Company’s business, and regularly discusses ESG issues at its meetings, and provides regular updates to the full Board regarding the Company’s ESG activities and strategies. Additionally, the Compensation and Management Development Committee oversees the Company’s policies and strategies relating to its human capital management function, including, among others, policies and strategies relating to equal pay and workforce diversity, and provides regular updates to the full Board regarding the Company’s human capital management, equal pay, and workplace diversity activities and strategies. The Board, taking into account its committees’ reports, monitors ESG risks and opportunities as part of its risk management responsibility.

The Chief Growth Transformation Officer is part of the Senior Leadership Team and meets regularly with leaders across the Company, including from our Sourcing, Production, Brand and Operations teams. The ESG team works closely with our brands’ Product and Marketing teams, and our Equality & Belonging, Human Resources, Supply Chain, Government Affairs and Legal teams, among others.

As described above, our Internal Audit department and Risk Committee, with representatives from our Senior Leadership Team, perform an annual enterprise risk assessment that encompasses risks related to sustainability and climate change, which is reviewed by the CEO, the Board and the Senior Leadership Team. In addition, the ESG team works with business partners and experts to assess and manage business risks, including the risks that climate change and environmental impacts could pose to our business.

OUR ESG STRATEGY

Our ESG strategy aligns with the global sustainable development agenda and is guided by frameworks including, but not limited to, the United Nations (UN) Guiding Principles on Business and Human Rights and the Paris Agreement on climate change. We are integrating ESG more deeply into our business to create greater impact across our value chain and support our long-term strategies. We focus on issues where we have the greatest opportunities for influence and impact: advancing people and communities, improving working conditions, water stewardship, climate resilience, waste and circularity and product sustainability.

Gap Inc. is committed to respecting the dignity of all people and communities. Our Human Rights Policy is available at www.gapinc.com (follow the Values, Sustainability, Social links).

www.gapinc.com

18	Corporate Governance

CORE ESG FOCUS AREAS

We are striving to build a more sustainable future for our business, global community, people and planet. To accomplish this, our ESG team is focused on the following three core pillars, which have enabled us to make strides towards our goals:

Enriching Communities

We believe that a clean and healthy planet is a fundamental human right. Our environmental approach centers on addressing climate, waste and water issues by creating more sustainable products. We strive to create a net positive impact for communities that are disproportionately affected by environmental issues like climate change and the water crisis. In 2021, we earned two A- scores from CDP for transparently acting to protect the climate and use water responsibly. The USAID Gap Inc. Women + Water Alliance aims to empower women and improve community water resilience in a part of India where water stress and poverty are acute aspects of daily life. With the support of our partners—CARE, Water.org, WaterAid and the Institute for Sustainable Communities—this program already has helped 1.5 million people in Madhya Pradesh and Maharashtra. Because most of our climate and water impacts originate in our supply chain production, we engage suppliers directly with our Mill Sustainability and Water Quality Programs to improve resource efficiency and reduce emissions.

Empowering Women and Labor & Human Rights

We believe that all women and girls deserve to reach their full potential and to find and use their voices. Leveraging strategic partnerships with our suppliers, local governments and schools, we reached over one million women and girls through our Personal Advancement & Career Enhancement (P.A.C.E.) program since launching in 2007, which helps women reach their full potential and change the power structures that marginalize them at work and in their communities. We use our Assessment and Remediation Program to evaluate our suppliers and incentivize improvements by driving more business toward the highest-performing facilities. Our approach begins with assessments conducted by Gap Inc., ILO Better Work and the Social & Labor Convergence (SLCP) and through these assessments, we rate each facility using a color-coded system with “green” designated to high-performing facilities with no critical and few violations. At the end of 2021, 67% of our facilities were green-rated, and we are on track to reach 80% green-rated factories by 2025. These programs work together to protect human rights, remove barriers and enhance women’s empowerment and opportunity.

Enabling Opportunity

We believe that enabling opportunity means ensuring employees have the skills they need to build truly fulfilling careers with us. Our purpose to be “Inclusive, by Design” drives our work on programs that ensure diversity is a major feature of our talent pipeline. Old Navy’s This Way ONward program provides first jobs and career development for opportunity youth, growing our diverse and inclusive teams. In 2021, Old Navy hired 3% of entry-level store employees through This Way ONward and is on track to meet its goal of 5% by 2025. We released our first standalone Equality & Belonging (E&B) report, summarizing developments, actions and progress towards our goal to foster a strong culture of inclusivity. We also received a perfect score on the Human Rights Campaign Foundation’s Corporate Equality Index for the 15th year in a row.

2022 Proxy Statement

Corporate Governance	19

OUR MANAGEMENT APPROACH TO ESG

We take the following approach in all our social and environmental programs:

Integrate sustainability into our business – We seek to integrate ESG as part of our end-to-end business strategy, through the creation of our products and through all our operations. We create accountability for our ESG strategy by setting goals across Gap Inc. that are shared with the relevant business units. Our ESG team is integrated into our brands and operations to enable sustainability outcomes.

Set ambitious goals – We focus on key indicators across our company so that we can measure our progress on delivering real benefits to the people and communities we serve.

Make progress towards our commitments – We strive to contribute in a meaningful way to the people and places we rely on for our business—which we believe also helps our company succeed.

Partner with civil society, governments and other sectors to increase collective impact – By partnering with organizations from the local to the global level, we are helping to deliver impact on a bigger scale and create long-term, sustainable progress.

For more information regarding our commitment to sustainability, please see our most recent Annual ESG Report available at www.gapinc.com (follow the Values, Sustainability links). Our most recent Equality & Belonging Report is also available at www.gapinc.com (follow the Values, Equality & Belonging links).

www.gapinc.com

20	Corporate Governance

Communication with Directors

Shareholders and other interested parties can send direct communications to our Board of Directors (through our Chair of the Board and Corporate Secretary) by email to: board@gap.com. Matters may be referred to the entire Board, Board committees, individual directors and other departments within the Company, as appropriate.

Code of Business Conduct

Our Code of Business Conduct is designed to promote a responsible and ethical work environment and applies to all Gap Inc. employees and directors. The Code contains our policies and expectations on a number of topics, including workplace standards, conflicts of interest, legal compliance, Company information and assets, and political contributions and activities. All employees worldwide receive a copy of the Code when they join the Company, and are required to complete an overview training course and agree in writing to comply with it. On an annual basis, senior employees are required to certify compliance with the Code.

In addition, the Audit and Finance Committee oversees the Company’s Corporate Compliance Program, which includes procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters and other matters under the Company’s Code of Business Conduct.

Our Code of Business Conduct is available at www.gapinc.com (follow the Investors, Corporate Compliance links).

Political Engagement Policy

The Company believes that it is important to participate in the political and regulatory processes on issues that affect our business and community interests. We have adopted a Political Engagement Policy that covers, among other things, the use of corporate funds to make political contributions. The Government Affairs team manages and oversees the Company’s political activities. Corporate contributions are reviewed annually by the Board. The Board also receives periodic updates regarding the Company’s political activities.

The Company also provides employees with the opportunity to contribute to the Gap Inc. Political Action Committee (“Gap PAC”). Gap PAC is a separate legal entity with its own oversight council that is funded solely from voluntary contributions made by eligible employees, directors, shareholders, and their families. The Senior Director of Government Affairs manages and oversees all Gap PAC contributions after consultation and approval by the Gap PAC oversight council.

Our Political Engagement Policy is available at www.gapinc.com (follow the Investors, Governance links).

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. The Compensation and Management Development Committee’s charter requires that the members of that Committee, all of whom are independent directors, approve all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. The Audit and Finance Committee’s charter requires that the members of the Audit and Finance Committee, all of whom are independent directors, review and approve all related party transactions that are required to be disclosed under SEC rules. In the event a transaction involves a committee member, that member will recuse him or herself from the approval of the transaction.

Certain Relationships and Related Transactions

There are no transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

See "Policies and Procedures with Respect to Related Party Transactions" for a description of the Company's policies and procedures for the review and approval of Related Party Transactions.

2022 Proxy Statement

Corporate Governance	21

Board Leadership Structure and Independent Oversight

Bob Martin was appointed Executive Chair of the Board, an employee role, in March 2020. At the Board’s request, Mr. Martin serves as an advisor to our CEO and as a member of management. As a result of his service to the Company as an employee, Mr. Martin is not considered an independent director. The Board believes that Mr. Martin’s service as Executive Chair and as an advisor to our CEO continues to be in the best interests of the Company and its shareholders, as our CEO and the Board are both able to benefit from his extensive knowledge of the retail industry and experience overseeing global retail companies.

We believe in the importance of independent oversight. We ensure that this oversight is truly independent and effective through a variety of means, including:

•

We have separated the positions of CEO and Chair of the Board since February 2015 (other than during the period from November 2019 to March 2020 when Robert Fisher served as Interim President and CEO). We believe that separating these positions provides the most appropriate leadership structure at this time. Our CEO is responsible for day-to-day leadership and for setting the strategic direction of the Company, while the Chair of the Board oversees the functioning of the Board and its oversight responsibilities and acts as a strategic advisor to our CEO.

•	Our Corporate Governance Guidelines provide that at least two-thirds of our directors should be independent. Currently, all of our directors other than Mr. Martin and Ms. Syngal are independent.
•

Our Corporate Governance Guidelines provide that if the Chair of the Board is not an independent director and the Board determines it is appropriate, the independent directors will designate an independent director to serve as Lead Independent Director. If no Lead Independent Director is designated, the independent directors will designate at each meeting an independent director to lead the executive sessions of the independent directors. Currently, an independent director is designated to lead each executive session and no Lead Independent Director has been designated.

•	At each regularly scheduled Board meeting, all independent directors are typically scheduled to meet in an executive session without the presence of any management directors.
•	Each standing Board committee (Governance and Sustainability, Audit and Finance, and Compensation and Management Development) is required to be composed solely of independent directors.

Governance and Sustainability Committee

Members: Robert J. Fisher (Chair); Tracy Gardner; Mayo A. Shattuck III.

The Board’s Governance and Sustainability Committee is composed solely of independent directors.

This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to:

•	The Company’s corporate governance matters, including the annual review of our Corporate Governance Guidelines.
•	The annual self-assessment of the Board, its committees and individual directors.
•	The identification and selection of director nominees.
•

Oversight of the Company’s programs, policies and practices relating to environmental, social and community, and governance issues and impacts to support the sustainable growth of the Company’s business.

•	Such other duties as directed by the Board of Directors.

The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Governance and Sustainability Committee Charter links).

Audit and Finance Committee

Members: Amy Miles (Chair); Chris O’Neill; Mayo A. Shattuck III. Isabella D. Goren, who resigned from the Board effective December 31, 2021, served on the Audit and Finance Committee in fiscal 2021.

The Board’s Audit and Finance Committee is composed solely of independent directors.

This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to:

•	The integrity of our financial statements.
•	The adequacy of our internal controls.
•	Compliance with legal and regulatory requirements.
•	The qualifications and independence of the independent registered public accounting firm and the performance of its audits.

www.gapinc.com

22	Corporate Governance

•	The performance of the Internal Audit function.
•	Oversight of our Corporate Compliance program.
•	Finance matters.
•	Oversight of our Data Privacy and Cybersecurity programs.
•	Such other duties as directed by the Board of Directors.

In addition, the Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm.

The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Audit and Finance Committee Charter links).

AUDIT COMMITTEE FINANCIAL EXPERT

Our Board of Directors has determined that the Audit and Finance Committee has two current members who are “audit committee financial experts” as determined under Regulation S-K Item 407(d)(5) of the Securities Exchange Act of 1934: Ms. Miles and Mr. Shattuck, each of whom is an independent director. See Ms. Miles’ and Mr. Shattuck’s biographies in "Nominees for Election as Directors" for information regarding their relevant experience.

Compensation and Management Development Committee

Members: Tracy Gardner (Chair); Elisabeth B. Donohue; Jorge P. Montoya (not standing for reelection); Salaam Coleman Smith. Elizabeth A. Smith, who resigned from the Board effective June 18, 2021, and Chris O’Neill served on the Compensation and Management Development Committee in fiscal 2021.

The Board’s Compensation and Management Development Committee is composed solely of independent directors.

This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to:

•	Executive officer and director compensation.
•	Succession planning for senior management.
•	Development and retention of senior management.
•	Human capital management.
•	Such other duties as directed by the Board of Directors.

The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Compensation and Management Development Committee Charter links).

The Committee approves all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. Our CEO evaluates each executive officer and discusses with the Committee her assessment and recommendations for compensation. The CEO is not present during the Committee’s deliberations about her own compensation. The Committee also oversees senior management development, retention, and succession plans.

The Committee approves grants of stock units and stock options to employees at the Vice President level or above, and has delegated authority, within defined parameters, to the CEO or, in the CEO’s absence, the Committee Chair to approve grants of stock units to employees below the Vice President level (see “Executive Compensation and Related Information—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives” for more details). The Committee has also delegated authority, within defined parameters, to the Company’s Human Resources personnel to make certain non-material changes to the Company’s employee benefit plans.

INDEPENDENT COMPENSATION CONSULTANT

The Committee has engaged Frederic W. Cook & Co. as its independent executive compensation consultant. The consultant provides advice to the Committee from time to time on our executive compensation program structure and specific individual compensation arrangements (see “Executive Compensation and Related Information—Compensation Discussion and Analysis—Role of the CEO and Compensation Consultant” for more details). In addition, under NYSE rules, the Committee can only retain a compensation advisor after considering six independence factors: (a) whether the advisor’s firm provides other services to the Company, (b) the fees received by the advisor’s firm from the Company as a percentage of the firm’s overall revenue, (c) the policies and procedures of the advisor’s firm designed to prevent conflicts of interest, (d) any business or personal relationship between the advisor and a member of the Committee, (e) any stock of the Company owned by the advisor, and (f) any business or

2022 Proxy Statement

Corporate Governance	23

personal relationship of the advisor or advisor’s firm with an executive officer of the Company. Based on a review of the Committee’s relationship with its compensation consultant and an assessment considering these six independence factors, the Committee has identified no conflicts of interest and confirmed the independence of Frederic W. Cook & Co.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2021, Ms. Donohue, Ms. Gardner, Jorge P. Montoya, Mr. O’Neill, Elizabeth A. Smith, and Ms. Coleman Smith served on the Compensation and Management Development Committee of the Board of Directors. Ms. Gardner was previously an officer of the Company from 1999 to 2004. No member of the Committee, while serving on the Committee, was at any time during fiscal 2021 an officer or employee of the Company, and no member of the Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. During fiscal 2021, none of our executive officers served on the board of directors or compensation committee of any company where one of that company’s executive officers served as one of our directors.

Board and Committee Meetings in Fiscal 2021

The Board met 8 times during fiscal 2021. The following table lists the current members of each Board committee and the number of committee meetings held during fiscal 2021:

Name	Audit & Finance	Compensation & Management Development	Governance & Sustainability
Elisabeth B. Donohue		●
John J. Fisher(1)
Robert J. Fisher			Chair
William S. Fisher
Tracy Gardner		Chair	●
Amy Miles(2)	Chair
Bob L. Martin
Jorge P. Montoya(3)		●
Chris O'Neill	●
Mayo A. Shattuck III	●		●
Salaam Coleman Smith		●
Sonia Syngal
Number of Meetings	8	6	5

(1)	Mr. Fisher is not standing for reelection at the 2022 Annual Meeting.
(2)	Ms. Miles was appointed to serve as the Chair of the Audit and Finance Committee in November 2021.
(3)	Mr. Montoya is not standing for reelection at the 2022 Annual Meeting.

Directors are expected to attend all meetings of the Board and committees on which they sit. Each incumbent director attended at least 75% of the meetings of the Board and committees on which he or she served in fiscal 2021. In addition, individual Board members often work together and with management outside of formal meetings.

The independent directors are typically scheduled to meet without the presence of management directors during each regularly scheduled Board meeting. As no Lead Independent Director has currently been designated, the independent directors designate at each meeting an independent director responsible for organizing, managing and presiding over non-management and independent director sessions of the Board, and reporting on outcomes of such sessions to the CEO, as appropriate.

Attendance of Directors at Annual Meetings of Shareholders

Our policy regarding attendance by directors at our Annual Meeting of Shareholders states that our Chair of the Board and committee chairs should attend and be available to answer questions at our Annual Meeting, if reasonably practicable. Our policy also encourages all other directors to attend. 12 of 13 of our then current directors attended our 2021 Annual Meeting.

www.gapinc.com

24	Corporate Governance

Stock Ownership Guidelines for Directors

We have adopted minimum stock ownership guidelines for our directors. Each non-management director should, within three years of joining the Board of Directors, hold stock (which includes deferred stock units) of the Company worth at least five times the annual base retainer then in effect. Management directors are required to own stock of the Company in accordance with our stock ownership requirements for executives, described in “Executive Compensation and Related Information—Compensation Discussion and Analysis—Stock Ownership Requirements for Executive Officers / Hedging and Pledging Prohibitions.” All directors are either in compliance with our stock ownership guidelines or had remaining time and were on track to do so as of the date of this Proxy Statement.

Insider Trading Policy and Restrictions on Hedging and Pledging

Our Code of Business Conduct prohibits all Company employees from trading in the Company’s stock while in possession of material non-public information and from tipping others with that information. Additionally, our Securities Law Compliance Manual prohibits trading in the Company’s stock by all Company insiders, including directors, during designated blackout periods (which may be extended or invoked during unscheduled periods). All Company insiders must confirm by email that a blackout period is not in effect prior to trading. Members of the Senior Leadership Team, Finance Department Vice Presidents and above, all Chief Financial Officers and directors must also contact our Legal Department for trading clearance.

Our Securities Law Compliance Manual, which is applicable to all Company insiders, including our directors, employees at the Vice President level or above, and others who have access to Company-wide financial or sensitive nonpublic information, prohibits speculation in the Company’s stock, including short sales, hedging or publicly-traded option transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds, all of which are prohibited. All Company officers subject to Rule 16a-1(f) of the Securities Exchange Act of 1934 and directors are also prohibited from holding the Company’s stock in a margin account as collateral for a margin loan or otherwise pledging Company stock as collateral.

2022 Proxy Statement

Compensation of Directors	25

Compensation of Directors

Annual Retainers

The table below shows the annual retainers we paid to our non-employee directors in fiscal 2021 as well as the amounts payable for fiscal 2022 (which will remain the same).

FISCAL YEAR 2021 AND 2022 DIRECTOR CASH COMPENSATION(1)

	2021	2022
Annual Retainer	$90,000	$90,000
Annual Retainer for Committee Members
Audit and Finance Committee	16,000	16,000
Compensation and Management Development Committee	12,000	12,000
Governance and Sustainability Committee	10,000	10,000
Additional Annual Retainer for Committee Chairs
Audit and Finance Committee	25,000	25,000
Compensation and Management Development Committee	20,000	20,000
Governance and Sustainability Committee	15,000	15,000
Additional Annual Retainer for Chairman of the Board(2)	200,000	200,000
Additional Annual Retainer for Lead Independent Director(3)	40,000	40,000

(1)

Non-employee directors who reside primarily outside of North America receive an additional fee of $2,000 for each trip to the United States for Board and/or committee meetings. No director received this fee in fiscal 2021.

(2)	Not applicable to any director in fiscal 2021. Mr. Martin received compensation in fiscal 2021 for his role as Executive Chair and as an advisor to our CEO as set forth below.
(3)	Not applicable to any director in fiscal 2021.

Employee directors (including Mr. Martin and Ms. Syngal in fiscal 2021) are not eligible to receive annual retainer fees and are not eligible to serve on committees.

BOARD CHAIR ROLE AND ADVISOR COMPENSATION

In fiscal 2021, in connection with Mr. Martin's service as Executive Chair of the Board and as an advisor to our CEO, an employee role, Mr. Martin was eligible to earn an annual base salary of $750,000 and an annual target bonus of 100% of base salary, based on the same financial metrics as our CEO, with a potential payout that could range from 0% to 200% (for more information on the bonus program, see "Executive Compensation and Related Information—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Bonus”). In fiscal 2021, Mr. Martin’s annual bonus was earned at 123% of his annual target amount, based on performance against the same financial metrics as our CEO that exceeded the targets set by the Compensation Committee at the beginning of the year. In light of Mr. Martin’s exceptional service to the Company in fiscal 2021, which included his strong support of our CEO during a year of significant macroeconomic challenges in addition to significant and extensive contributions to the Board, the Compensation Committee increased Mr. Martin’s fiscal 2021 bonus to an actual payout of 200% of his annual target amount, resulting in a bonus payout to Mr. Martin of $1,500,000.

In fiscal 2021, Mr. Martin also received a grant of time-based restricted stock units with a grant value of approximately $3,700,000, which vested one year following the date of grant. Mr. Martin has agreed to hold and not sell or transfer any shares issued to him following the vesting of such restricted stock units for two years following the vesting date, except in the event he no longer provides services to the Company in any capacity (whether as an employee, director or consultant). The time-based vesting condition will accelerate if Mr. Martin is involuntarily terminated by the Company for reasons other than cause, or death or disability. Mr. Martin is not entitled to any compensation under our non-employee director compensation program while he serves in an executive capacity as an advisor to our CEO.

www.gapinc.com

26	Compensation of Directors

Equity Compensation

Non-employee directors receive the following under our 2016 Long-Term Incentive Plan:

•	Each new non-employee director automatically receives stock units with an initial value of $170,000 based on the then-current fair market value of the Company’s common stock; and
•

Each continuing non-employee director automatically receives, on an annual basis, stock units with an initial value of $170,000 at the then-current fair market value of the Company’s common stock; provided that newly-appointed non-employee directors who were appointed after the Company’s last annual shareholders’ meeting will receive their first annual stock unit grant on a prorated basis based on the number of days that the director has served between his or her appointment and the date of the first annual stock unit grant.

The annual stock units granted to continuing non-employee directors following the Company’s annual shareholders’ meeting, as well as the initial grant made to any non-employee director who is first elected to the Board at the Company’s annual shareholders’ meeting, are granted on June 30 of each year; provided, however, that if the Company’s annual shareholders’ meeting takes place after June 30, then the related stock unit grants will be granted on the first business day following that meeting. All initial stock units granted to new non-employee directors who are appointed other than at the annual shareholders’ meeting are granted on the date of appointment. The number of stock units is rounded down to the nearest whole share. These stock units are fully-vested but are subject to a three-year deferral period. During the deferral period, the stock units earn dividend equivalents which are reinvested in additional units annually. Following the deferral period, shares in an amount equal in value to the stock units, including units acquired through dividend equivalent reinvestment, will be issued to each non-employee director unless a further deferral election has been made; provided, however, that shares and accumulated dividend equivalents will be issued immediately upon ceasing to be a director of the Company.

Expense Reimbursement and Other Benefits

We pay for or reimburse directors for approved educational seminars and for travel expenses related to attending Board, committee, and approved Company business meetings. Additionally, we provide non-employee directors access to office space and administrative support for Company business from time to time.

Directors and their spouses are eligible to receive discounts on our merchandise on terms similar to the Gap Inc. corporate employee merchandise discount policy.

Directors are eligible to participate in The Gap, Inc. Deferred Compensation Plan (“DCP”). Under the DCP, highly compensated employees, including executive officers, and non-employee directors may elect to defer receipt of certain eligible income. The DCP allows eligible employees to defer a percentage of their salary and bonus on a pre-tax basis, and allows non-employee directors to defer their retainers. The deferred amounts are indexed to reflect the performance of the participant’s choice of approved investment funds. Non-employee director deferrals are not matched, and above-market or preferential interest rate options are not available on deferred compensation.

Directors are eligible to participate in our Gift Match Program available to all employees, under which we match contributions to eligible nonprofit organizations, up to certain annual limits. In calendar year 2021, the annual limit for directors (including our CEO) was $15,000 under the Gift Match Program.

2022 Proxy Statement

Compensation of Directors	27

Director Compensation Summary

The following table sets forth certain information regarding the compensation of our directors who served in fiscal 2021, which ended January 29, 2022.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Elisabeth Donohue(5)	22,978	169,983	—	—	—	192,961
John J. Fisher(6)	90,000	170,000	—	—	—	260,000
Robert J. Fisher	115,001	170,000	—	—	15,000	300,001
William S. Fisher	90,000	170,000	—	—	15,000	275,000
Tracy Gardner	132,000	170,000	—	—	—	302,000
Isabella D. Goren(7)	114,706	170,000	—	—	15,000	299,706
Bob L. Martin(8)	—	3,662,071	—	—	2,265,000	5,927,071
Amy Miles	111,563	170,000	—	—	—	281,563
Jorge P. Montoya(9)	102,001	170,000	—	—	15,000	287,001
Christopher O’Neill	105,000	170,000	—	—	—	275,000
Mayo A. Shattuck III	116,000	170,000	—	—	15,000	301,000
Elizabeth Smith(10)	38,950	—	—	—	—	38,950
Salaam Coleman Smith(11)	86,638	216,567	—	—	15,000	318,205

(1)

Under applicable SEC rules, we have omitted Ms. Syngal, who served as a director in fiscal 2021. Ms. Syngal was compensated as our Chief Executive Officer and received no additional compensation as a director. Ms. Syngal’s compensation is reported in the “2021 Summary Compensation Table” and related executive compensation tables.

(2)

For each of our non-employee directors, this column reflects the grant date fair value of fully-vested stock units granted in fiscal 2021 that are subject to a three-year deferral period, computed in accordance with FASB ASC 718. For the period during which the payment of these awards is deferred (see "Equity Compensation" above), they will earn dividend equivalents which are reinvested in additional units annually. Mr. Martin received 115,267 time-based restricted stock units in fiscal 2021 in connection with his role as Executive Chair and an advisor to our CEO, all of which were outstanding at year end. Amounts for Mr. Martin reflect the aggregate grant date fair value for time-based restricted stock units granted during fiscal 2021, computed in accordance with FASB ASC 718. Please refer to Note 11, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 15, 2022 for the relevant assumptions used to determine the valuation of our stock awards. For more information on Mr. Martin's time-based restricted stock units, see the description above in "Board Chair Role and Advisor Compensation".

(3)	No stock option awards were granted to our directors in fiscal 2021. None of our non-employee directors had outstanding stock option awards as of fiscal 2021 year-end.
(4)

Amounts in this column primarily consist of Company matching contributions under the Company’s Gift Match Program (see “Expense Reimbursement and Other Benefits” above). For Mr. Martin, this amount also includes cash compensation received as Executive Chair and an advisor to our CEO in fiscal 2021, including a bonus earned for fiscal year 2021 of $1,500,000. For more information on the bonus program, see "Executive Compensation and Related Information—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Bonus".

(5)	Ms. Donohue was appointed to the Board effective November 9, 2021.
(6)	Mr. Fisher is not standing for reelection at the 2022 Annual Meeting.
(7)	Ms. Goren resigned from the Board effective December 31, 2021.
(8)	In fiscal 2021, Mr. Martin received cash compensation and stock unit awards as described above in "Board Chair Role and Advisor Compensation" in his role as Executive Chair and an advisor to our CEO.
(9)	Mr. Montoya is not standing for reelection at the 2022 Annual Meeting.
(10)	Ms. Smith resigned from the Board effective June 18, 2021.
(11)	Ms. Coleman Smith was appointed to the Board effective March 4, 2021.

www.gapinc.com

28	Proposal No. 2 – Ratification of Selection of Independent Registered Public Accounting Firm

Proposal No. 2 — Ratification of Selection of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2023. Deloitte & Touche LLP (or its predecessor firm) has been retained as our independent registered public accounting firm since 1976. If shareholders fail to ratify the selection of Deloitte & Touche LLP, the Audit and Finance Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit and Finance Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without shareholder approval if the Audit and Finance Committee believes that such a change would be in the best interests of the Company and our shareholders.

The Board of Directors Recommends a Vote “FOR” the Selection of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for Fiscal 2022.

Representatives of Deloitte & Touche LLP are expected to be present, available to make statements, and available to respond to appropriate shareholder questions at the 2022 Annual Meeting.

2022 Proxy Statement

Proposal No. 2 — Ratification of Selection of Independent Registered Public Accounting Firm	29

Principal Accounting Firm Fees

The following table sets forth the aggregate fees paid and accrued by us for audit and other services for the fiscal years ended January 30, 2021 and January 29, 2022 that were provided by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively “Deloitte & Touche”).

FISCAL YEAR 2020 AND 2021 ACCOUNTING FEES

Fees (in thousands) (see notes below)	Fiscal Year 2020	Fiscal Year 2021

Audit Fees	$5,110	$5,645
Audit-Related Fees	370	390
Tax Fees	1,644	1,598
All Other Fees	1,178	652
Total	$8,302	$8,285

“Audit Fees” consists of fees for professional services rendered in connection with the integrated audit of our consolidated annual financial statements and internal controls over financial reporting, the review of our interim condensed consolidated financial statements included in quarterly reports, and the audits in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” consists primarily of fees for professional services rendered in connection with the audit of our employee benefit plans, audit procedures required by store leases and capital verification reports.

“Tax Fees” consists of fees billed for professional services rendered for tax compliance and tax advice. These services include assistance regarding federal, state and international tax compliance, and competent authority proceedings.

“All Other Fees” consists of Deloitte & Touche subscription fees and fees for non-audit services. In fiscal years 2020 and 2021, includes approximately $1.1 million and $700,000, respectively, for permissible project consulting services.

The Audit and Finance Committee approves the terms, including compensation, of the engagement of our independent registered public accounting firm on an annual basis, and has a policy requiring pre-approval of all services performed by the firm. This policy requires that all services performed by Deloitte & Touche, whether audit or non-audit services, must be pre-approved by the Audit and Finance Committee or a designated member of the Audit and Finance Committee, with any such services reported to the entire Audit and Finance Committee at the next scheduled meeting. The Audit Committee pre-approved all services performed by the Company’s independent registered public accounting firm for fiscal years 2020 and 2021.

Rotation

The Audit and Finance Committee periodically reviews and evaluates the performance of Deloitte & Touche’s lead audit partner, oversees the required five-year rotation of the lead audit partner responsible for our audit, oversees the required seven-year rotation of other audit partners who are engaged on our audit and, through the Committee’s Chair as representative of the Audit and Finance Committee, reviews and considers the selection of the lead audit partner. In addition, the Audit and Finance Committee periodically considers whether there should be a rotation of the independent registered public accounting firm. At this time, the Audit and Finance Committee and the Board believe that the continued retention of Deloitte & Touche to serve as our independent registered public accounting firm is in the best interests of the Company and our shareholders.

www.gapinc.com

30	Report of the Audit and Finance Committee

Report of the Audit and Finance Committee

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the adequacy of the Company’s internal controls, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm and the performance of its audits, the performance of the Internal Audit function, oversight of the Company’s Corporate Compliance program, finance matters, oversight of the Company’s Data Privacy and Cybersecurity programs, and such other duties as directed by the Board of Directors. The Committee operates under a written charter adopted by the Board of Directors. The Committee is composed exclusively of directors who are independent under New York Stock Exchange listing standards and Securities and Exchange Commission rules.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended January 29, 2022 with the Company’s management. In addition, the Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and Securities and Exchange Commission requirements.

The Committee also has received the communications, including written disclosures and the letter from Deloitte & Touche LLP, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and the Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022 for filing with the Securities and Exchange Commission.

Amy Miles (Chair)

Chris O’Neill

Mayo A. Shattuck III

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filing.

2022 Proxy Statement

Proposal No. 3 — Advisory Vote on the Overall Compensation of The Gap, Inc.’s Named Executive Officers	31

Proposal No. 3 — Advisory Vote on the Overall Compensation of The Gap, Inc.’s Named Executive Officers

Pursuant to Section 14A of the Securities Exchange Act, the Company is providing shareholders with an annual advisory (non-binding) vote on the overall compensation of our named executive officers. Accordingly, the following resolution will be submitted for a shareholder vote at the 2022 Annual Meeting:

“RESOLVED, that the shareholders of The Gap, Inc. (the “Company”) approve, on an advisory basis, the overall compensation of the Company’s named executive officers, as described in the “Compensation Discussion and Analysis” section, the accompanying compensation tables, and the related narrative disclosure pursuant to Item 402 of Regulation S-K, set forth in this Proxy Statement for this Annual Meeting”.

The Board and the Compensation and Management Development Committee, which is comprised entirely of independent directors, will consider the outcome of the shareholders’ non-binding advisory vote when making future executive compensation decisions.

As described in detail under the section entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to provide the level of compensation necessary to attract and retain talented and experienced executives, and to motivate them to achieve short-term and long-term goals, thereby enhancing shareholder value and creating a successful company. We are committed to tie pay to performance and continue to believe our executive compensation program meets each of our compensation objectives. We also continue to put executive compensation to an annual advisory shareholder vote.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, the accompanying compensation tables, and the related narrative disclosures, which more thoroughly discuss how our compensation policies and procedures implement our compensation philosophy. It is expected that the next advisory vote on the compensation of our named executive officers will occur at the 2023 Annual Meeting.

The Board of Directors Recommends a Vote “FOR” the Approval, on an Advisory Basis, of the Overall Compensation of the Company’s Named Executive Officers.

www.gapinc.com

32	Compensation Discussion and Analysis

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the key elements of our executive compensation program and compensation decisions for our named executive officers, who we refer to in this section as our Executives. The Compensation and Management Development Committee of our Board of Directors, which we refer to in this section as the Compensation Committee or the Committee, oversees these programs and determines compensation for our Executives.

Introduction

In this Compensation Discussion and Analysis, we discuss the following:

Executive Summary	Page 32
Compensation Objectives	Page 40
Elements of Compensation	Page 40
Compensation Analysis Framework	Page 50

Executive Summary

2021 Key Events

In October 2020, the Company’s management team articulated a series of goals and strategies, which we named Power Plan 2023, intended to drive focus and efficiency within operations and expand our long-term profitability prospects. The focus for fiscal 2021 was to emerge from the pandemic downturn of 2020 with a return to profitable growth. Specifically, our Power Plan strategy includes the following three pillars:

•	Power of our Brands – Grow our four purpose-driven, billion-dollar lifestyle brands.
•	Power of our Portfolio – Extend our customer reach across every age, body and occasion through our collective power.
•	Power of our Platform – Leverage our omni capabilities and scaled operations and extend our engineered approach to cost and growth.

In fiscal 2021, we achieved significant progress under each of our Power Plan pillars. Old Navy and Athleta both launched inclusive sizing, bringing Gap Inc.’s mission to be “Inclusive, by Design” to life and tapping into an underserved portion of the women’s apparel market. Athleta started its international expansion, launching in Canada and opening its first partner-operated freestanding store outside of North America. Gap brand continued to regain cultural relevance demonstrated by strong two-year comparable sales in its core North America market. Banana Republic launched its transition away from a workwear positioning to a versatile all-occasion brand focused on creativity and quality.

Additionally, the Company continued to execute on its plan to rationalize the portfolio through divestitures, partnerships and strategic closures, which we expect will enable future growth for a smaller, healthier store fleet. We have now completed over 70% of our 350-store closure plan for the Gap and Banana Republic North America fleet. Additionally, we divested two smaller brands as we focused on growing each of our four purpose-driven, billion-dollar lifestyle brands. We also pursued our strategy to Partner to Amplify that involves driving growth through a more capital efficient model. With this in mind, we conducted a strategic review of our European business, and entered into agreements to partner our UK, Ireland, France and Italy markets, which we believe will drive continued global growth, recognition and relevance while reducing overhead and operating expenses within international markets.

Additionally, we employed our Partner to Amplify strategy to reach new addressable markets. We made significant progress in growing our licensing business, launching a strategic partnership with Walmart to introduce Gap Home, and are currently expanding the universe of licensed categories to include eyewear, baby gear and accessories.

2022 Proxy Statement

Compensation Discussion and Analysis	33

We launched our integrated loyalty program, that we believe will be a key driver in building enduring customer relationships and driving sustained sales growth. We know that our loyalists shop more often and have a significantly higher lifetime value than non-loyalty members. We believe that our new, tiered program will help capture this value while providing valuable benefits to our customers and improving the effectiveness of our marketing and promotional messaging and customer retention.

We also made investments into demand generation technology, that we believe will drive growth and optimize our operations. We acquired artificial intelligence and machine learning company Context-Based 4 Casting Ltd. The acquisition directly supports our Power Plan strategy and we expect that it will help transform our retail operations and improve our customer experience through predictive analytics and demand sensing.

2021 Business Performance

In fiscal 2021, many of our customers began returning to work and school and participating again in social activities. We experienced improvements in store traffic compared to 2020 levels and continued to see growth compared to prior years in the online channel. The impact of reduced store closures compared to 2020 as well as stimulus payments and elevated customer demand contributed to strong year-over-year sales growth and earnings during each of the first two quarters of the year. During the second half of the year, demand remained high but sales were impacted as inventory was constrained, driven primarily by supply chain delays and COVID-related factory closures, in particular in Vietnam.

Despite the macroeconomic challenges we experienced during the second half of the year, in fiscal 2021 we delivered total net sales of $16.7 billion, the highest in the Company’s history. Below are certain highlights of our brands’ fiscal 2021 performance.

•	Old Navy. Old Navy delivered strong positive sales growth, ending the year with net sales up 21% compared to 2020 and up 14% compared to 2019.
•	Athleta. Athleta continued to grow its market share and increased customer awareness by over five points compared to 2020 through strong product offerings and partnerships with world-class talent.
•

Gap. Gap made significant progress in its transformation efforts, closing 36 stores net of openings in North America, partnering the European business, and achieving three quarters of positive double-digit comparable sales on a two-year basis in its North America business. The brand also launched partnerships including Gap Home with Walmart and Yeezy Gap.

•

Banana Republic. Banana Republic relaunched the brand in September 2021 with a focus on affordable luxury and an elevated customer experience and achieved lower discount rates in the third and fourth quarters.

2021 Executive Pay Highlights

In fiscal 2021, we continued to align pay delivery with performance and achievement of our strategic objectives, including our Power Plan strategy. Certain highlights of our fiscal 2021 compensation program are discussed below.

•

Annual Cash Incentive Bonus. The Committee selected earnings before interest and taxes (“EBIT”) and net sales goals to drive our Executives’ focus on operating and top-line results, respectively, and Executives’ bonuses were based on an individualized weighted brand average or division performance to drive brand focus and success. The Committee established goals that it believed were rigorous yet realistic and directly furthered our Power Plan strategy. Performance against these goals in fiscal 2021 was above the target levels established by the Compensation Committee for all of our Executives and, as a result, bonus payouts for fiscal 2021 were above target levels (ranging from 123% to 137% of our Executives’ annual target amounts). We believe these outcomes reflect our continued commitment to pay for performance. Annual bonuses are discussed in more detail below under “Elements of Compensation—Annual Cash Incentive Bonus”.

•

Long-Term Incentives. Each Executive was granted a mix of stock options, time-based restricted stock units and performance-based restricted stock units. The Compensation Committee selected this mix to align incentive opportunities with an appropriate balance of performance-related risk. Measured by target grant value, 64% and 60% of long-term incentives for our CEO and other Executives, respectively, are granted in the form of performance-based restricted stock units that require the achievement of performance goals. In addition, inclusive of stock options, 82% and 80% of long-term incentives for our CEO and other Executives, respectively, require the achievement of performance goals or share price appreciation, to promote sustained improvement in financial performance and long-term value creation for shareholders.

•

PRSU Program and Outstanding LGP Grants. Performance-based restricted stock units comprise the largest single element of our Executives’ compensation by target grant value and, since 2020, are earned under the PRSU program based on attainment of a three-year EBIT goal measured at the Gap Inc. level, with the award modified based on relative total shareholder return, which measures our stock performance against the S&P Retail Select Index during the same three-year period. Accordingly, total shareholder return is a metric that will impact our Executives’ realized compensation starting in fiscal 2023 (when awards under the PRSU program for the 2020-2022 performance period are determined). The Compensation Committee selected these goals to focus

www.gapinc.com

34	Compensation Discussion and Analysis

employees on the Power of the Portfolio and operating margin goals included in our Power Plan strategy, and believes they provide a meaningful incentive for our leadership team that aligns long-term incentive awards with shareholder returns. Prior to fiscal 2020, Ms. Syngal and Mr. Breitbard were eligible to participate in our Long-Term Growth Plan, and each earned their fiscal 2019 awards (for the 2019-2021 performance period) at 75% of their target shares based on the attainment of separate individualized annual EBIT goals, with the award modified based on the attainment of a three-year cumulative Company EBIT goal. Long-term incentives are discussed in more detail below under “Elements of Compensation—Long-Term Incentives.”

Named Executive Officers and Roles in Fiscal 2021

Sonia Syngal Chief Executive Officer, Gap Inc.	Katrina O’Connell Executive Vice President & Chief Financial Officer, Gap Inc.	Mark Breitbard President & Chief Executive Officer, Gap Brand	Nancy Green President & Chief Executive Officer, Old Navy	Mary Beth Laughton President & Chief Executive Officer, Athleta

Listening to Our Shareholders

The Compensation Committee is comprised solely of independent directors. The Committee actively considers the ideas and concerns of our shareholders regarding executive compensation and the results of the advisory vote on executive compensation, commonly referred to as a Say-on-Pay vote, when assessing our compensation practices and policies.

A Say-on-Pay vote was presented to our shareholders at our 2021 Annual Meeting and approved by 88% of shareholders present and entitled to vote thereon, consistent with favorable advisory votes by our shareholders on executive compensation in 2020 and prior to 2019. In addition, on an annual basis, we engage directly with some of our largest shareholders as another means to gather their input and concerns, and management informs the Compensation Committee of any compensation-related feedback they receive. Prior to our 2021 Annual Meeting, we invited our top 30 shareholders (not including members of the Fisher family), representing approximately 45% of our outstanding ownership at that time, to engage in discussion with us on a variety of ESG-related matters including our Executives’ compensation.

Based on our shareholder discussions, we believe our shareholders viewed our changes to align performance-based restricted stock units to the economic objectives outlined in our Power Plan strategy as positive. As a result, the Compensation Committee retained its general approach to executive compensation and continued to apply the same pay-for-performance principles and philosophy as in prior fiscal years.

As in prior years, we continue to set rigorous incentive compensation goals and align pay delivery with performance and achievement of our strategic objectives, including with our Power Plan strategy. We also continue to put executive compensation to an annual advisory shareholder vote.

2022 Proxy Statement

Compensation Discussion and Analysis	35

CEO Compensation Summary

The structure of our CEO’s compensation package is similar to other Executives’ compensation packages and is intended to reward sustained improvement of the Company’s financial performance in line with our strategic objectives and pay-for-performance philosophy. Payout of 2021 annual bonus was based on the achievement of EBIT and net sales goals across our brands, and the performance target for the 2021 grant of performance-based restricted stock units was set based on achievement of a three-year Gap Inc. EBIT goal. After determining the payout of her performance-based restricted stock units based on the three-year EBIT results, the payout for such awards will then be subject to a modifier based on the Company’s three-year relative total shareholder return against companies in the S&P Retail Select Index. The Compensation Committee selected these goals to align our CEO’s performance objectives with our Power Plan strategy and shareholder returns while promoting alignment of interests across the executive team. The Committee considered the factors outlined under “Compensation Analysis Framework” below to determine the structure and value of the package. Our CEO receives essentially the same benefits and limited perquisites provided to our other Executives, except that she is provided limited personal use of a Company airplane to provide an efficient and safer way for her to manage travel and time commitments. The Committee also received advice from its independent compensation consultant on our CEO’s compensation structure, as described more fully below.

Our CEO’s 2021 compensation package is described more fully below:

•	Our CEO’s base salary was not increased and remained at $1,300,000.
•

Our CEO’s annual cash incentive bonus target remained unchanged at 175% of her base salary. Bonus for fiscal 2021 was based on the weighted average of EBIT and net sales attainments across our brands – 50% on EBIT and 50% on net sales for each brand, in each case, subject to certain adjustments. For fiscal 2021, annual bonus was earned at 123% of her annual target amount, resulting in a bonus payout to our CEO of $2,793,796, based on performance that exceeded the targets set by the Committee at the beginning of the year.

•

In March 2021, we granted our CEO long-term incentives with a target grant value of $10,000,000, which was based on the 20-trading day simple average of our closing stock price between February 12, 2021 and March 12, 2021. Measured by target grant value, 64% of her long-term incentives were granted as performance-based restricted stock units, 18% were granted as stock options and 18% were granted as time-based restricted stock units. Our CEO’s long-term incentives were weighted heavily by the Compensation Committee in favor of performance-based awards to align with our philosophy of pay-for-performance and incentivize achievement of the Company’s strategic objectives.

www.gapinc.com

36	Compensation Discussion and Analysis

Fiscal 2021 Compensation Mix

CEO COMPENSATION

This chart reflects reported pay derived from the “2021 Summary Compensation Table” for Ms. Syngal.

AVERAGE OTHER EXECUTIVE COMPENSATION

This chart reflects the average reported pay derived from the “2021 Summary Compensation Table” for Executives other than Ms. Syngal. Does not include the earned portion of the sign-on bonus that Ms. Laughton received in 2019, which is disclosed in the “2021 Summary Compensation Table.”

2022 Proxy Statement

Compensation Discussion and Analysis	37

Key Elements of Compensation

The table below summarizes the key elements of our Executives’ compensation, which are further described below under “Elements of Compensation.”

Component	Description and Purpose
Base Salary	Comprises the smallest component of our Executives’ compensation and is set at levels to attract and retain top talent. See “Elements of Compensation—Base Salary” below.
Annual Cash Incentive Bonus

The annual cash incentive bonus is intended to incent the achievement and success of financial performance in our brands and align our Executives’ performance with our strategic objectives. In 2021, each Executive’s payout under the annual cash incentive bonus was weighted 50% based on the achievement of an individualized EBIT target and 50% based on the achievement of an individualized net sales target, which were used to measure a weighted brand average or division performance, depending on the Executive's scope of responsibility. See “Elements of Compensation—Annual Cash Incentive Bonus” below.

Long-Term Incentives

Long-term incentives comprise the majority of our Executives’ compensation opportunity and are heavily weighted towards performance-based awards to align incentive opportunities with performance-related risk. See “Elements of Compensation—Long-Term Incentives” below.

•  Performance-based restricted stock units comprised 64% of the long-term incentive target grant value for Ms. Syngal and 60% for all other Executives in 2021 and can be earned based on the achievement of a cumulative Company EBIT goal over a three-year period, which is modified based on relative total shareholder return, measured against the S&P Retail Select Index, over the same three-year period. These goals were selected to focus Executives on the Power of the Portfolio and operating margin goals included in our Power Plan strategy, and to align the awards with shareholder returns.

•  Stock options comprised 18% of the long-term incentive target grant value for Ms. Syngal and 20% for all other Executives in 2021. Stock options further align Executives with shareholder interests, as their value is only realized if our share price appreciates, and drive talent retention through a four-year service period.

•  Time-based restricted stock units comprised 18% of the long-term incentive target grant value for Ms. Syngal and 20% for all other Executives in 2021. Time-based restricted stock units drive talent retention through a four-year vesting period and shareholder alignment, as their value is tied to our share price.

www.gapinc.com

38	Compensation Discussion and Analysis

Compensation Governance

Overall, we believe that our fiscal 2021 executive compensation program met each of our compensation objectives described below and continues to demonstrate our strong commitment to pay-for-performance. The tables below highlight our key compensation practices – both the practices we believe support strong compensation governance principles and the practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

What We Do
Pay-for-Performance	✓	We tie pay to performance. Our executive compensation program is heavily weighted towards performance with limited perquisites.
Total Shareholder Return	✓	Our Executives’ performance-based restricted stock units are earned in part based on relative total shareholder return to align Executives to shareholders.
Regular Compensation Review	✓	We annually review Executive compensation against peer group data as part of determining whether compensation opportunities remain appropriate.
Recoupment/Clawback Policy	✓

Our incentive compensation recoupment/clawback policy covers Executive misconduct or gross negligence resulting in a financial restatement or material financial, reputational or other harm to the Company.

Culture of Stock Ownership	✓	We have executive stock ownership requirements that we review on a regular basis and revise as needed to ensure strong alignment of Executive and shareholder interests.
Annual Risk Assessment	✓	We conduct an annual risk assessment to determine whether we have incentive compensation arrangements for Executives that create potential material risk for the Company.
Independent Compensation Consultant	✓	The Committee has engaged an independent compensation consulting firm, Frederic W. Cook & Co., Inc. The firm reports directly to the Committee and does not provide any other services to the Company.
Maximum Award Amounts	✓	The Committee establishes maximum incentive compensation payouts with an appropriate balance between long-term and short-term objectives.
Annual Say-on-Pay Vote	✓	We have conducted an annual advisory vote on our executive compensation every year since 2011 and consider the results when assessing our Executive compensation practices and policies.
Compensation Committee is comprised of only Independent Directors	✓	Pursuant to our Corporate Governance Guidelines, our Compensation Committee is comprised solely of independent directors.

2022 Proxy Statement

Compensation Discussion and Analysis	39

What We Don’t Do
No Employment Agreements with Long-Term Guarantees	ꭗ	We do not have employment contracts of defined length with our Executives or multi-year guarantees for base salary increases, bonuses or equity compensation.
No Golden Parachute Tax Gross-Ups	ꭗ	None of our Executives are entitled to tax gross-ups on “parachute payments” that would be provided upon a change in control.
No Repricing or Cash-Out of Underwater Stock Options	ꭗ	We have not repriced or cashed-out underwater stock options and we could not do so without shareholder approval.
No Supplemental Executive Retirement Plan or Executive Pension Plan	ꭗ	We do not provide Executives with a supplemental retirement plan or a pension plan.
No Single-Trigger Change in Control Arrangements	ꭗ	We do not have arrangements that provide for single-trigger change in control benefits.
No Material Compensation Risk	ꭗ	We do not have incentive compensation arrangements for Executives that create potential material adverse risk for the Company, based on a risk assessment conducted by the Company annually.
No Dividends on Unearned or Unvested Equity Awards	ꭗ	We do not pay or accrue dividends on Executives’ unearned or unvested equity awards.
No Hedging	ꭗ	We prohibit Company employees at the level of Vice President and above, as well as other insiders, from engaging in any hedging or publicly traded derivative transactions in Company stock.
No Pledging	ꭗ	We prohibit Executives from pledging Company stock as collateral for a loan or for any other purpose.

www.gapinc.com

40	Compensation Discussion and Analysis

Compensation Objectives

Our fiscal 2021 compensation program is designed to align Executives’ total compensation with the short- and long-term financial performance of the Company, our shareholders’ interests and our strategic objectives, while enabling us to attract and retain top talent. Specifically, the program is designed to:

•	Drive a performance-oriented culture;
•	Support our business by motivating and rewarding achievement of short and long-term financial and strategic objectives, as well as individual contributions;
•	Attract and retain top talent;
•	Link Executives’ rewards to shareholder returns and value creation; and
•	Promote a culture of executive stock ownership, aligning our Executives with our shareholders.

Our compensation program rewards Executives for the achievement of Company-wide and divisional financial and strategic objectives, for their individual contributions and for optimizing long-term returns to shareholders. The majority of each Executive’s total compensation opportunity requires achievement of performance goals or share price appreciation and is weighted toward incentive compensation tied to these objectives. In particular, the multi-year EBIT goal for Executives’ performance-based restricted stock units that were granted in 2021 is aligned to achieving the operating margin goals included in our Power Plan strategy. When we do not achieve targeted performance levels and/or our stock price does not appreciate, the total compensation that can be realized by our Executives is substantially reduced. In the case of performance-based awards, our Executives will not earn any performance-based incentive compensation if we do not reach threshold performance levels. When we exceed targeted performance levels and/or our stock price appreciates, the compensation that can be realized by our Executives may exceed target compensation levels subject to maximum payout caps established by the Committee. We believe that this is the most effective means of aligning executive pay with our financial and strategic goals and shareholders’ interests.

Elements of Compensation

The main elements of our fiscal 2021 executive compensation program were:

•	Base salary;
•	Annual cash incentive bonus;
•	Long-term incentives; and
•	Benefits and limited perquisites.

We include these elements in our executive compensation program because we believe each element supports the achievement of one or more of our compensation objectives described above, and that together they have been and will continue to be effective in this regard. The Compensation Committee determines the use and weight of each compensation element based on the importance of each compensation objective in supporting our business and talent strategies, and benchmarks them against similar executives at other companies in our peer group. Base salary, benefits and perquisites represented less than 8% of potential compensation at target levels for Ms. Syngal and less than 17% of potential compensation at target levels for each other Executive in 2021, which demonstrates the emphasis we place on compensation that is performance-based and/or at-risk.

Base Salary

Base salaries are set at a level that the Committee believes will effectively attract and retain top talent, considering the factors described below under “Compensation Analysis Framework”. In addition, the Committee considers the impact of base salary changes on other compensation components (such as annual cash incentive bonus and long-term incentives) where applicable. The Committee reviews base salaries for Executives in the first fiscal quarter, and as needed throughout the year in connection with promotions or other changes in responsibilities.

2022 Proxy Statement

Compensation Discussion and Analysis	41

The table below summarizes base salaries during fiscal 2021, and any changes that occurred during the year.

Name	Base Salary on 1/31/2021	Base Salary on 1/29/2022	Comments
Sonia Syngal	$1,300,000	$1,300,000	No change in 2021.
Katrina O’Connell	$750,000	$825,000	Salary was increased in 2021 to improve competitiveness and to position Ms. O’Connell appropriately relative to internal and external benchmarks.
Mark Breitbard	$1,100,000	$1,100,000	No change in 2021.
Nancy Green	$1,100,000	$1,100,000	No change in 2021.
Mary Beth Laughton	$810,000	$900,000	Salary was increased in 2021 to improve competitiveness and to position Ms. Laughton appropriately relative to internal and external benchmarks.

www.gapinc.com

42	Compensation Discussion and Analysis

Annual Cash Incentive Bonus

Fiscal 2021 Annual Bonus

Our annual bonus program is intended to directly support our longer-term strategic objectives and the Power of our Brands pillar of our Power Plan strategy by focusing on driving sales and market share through revenue growth, while also delivering profitability and improving operating efficiency. In setting the fiscal 2021 annual bonus structure, the Compensation Committee considered our business and talent priorities, as well as the factors described below under “Compensation Analysis Framework.” We determined that there was a need to incent the achievement of our financial commitments to exceed pre-COVID performance levels and make progress against our strategic objectives in order to position us for long-term success. To support these goals, the Committee approved an annual cash incentive structure based solely on financial performance for the fiscal year. The Committee weighted 50% of the total opportunity on EBIT, given the importance of accountability for operating efficiency and results, and the remaining 50% was based on net sales to drive top-line focus and to promote continued market share growth. The Committee believes this weighting provides an appropriate balance between cost management and top line performance.

EBIT and net sales were used to measure a weighted brand average or division performance, depending on the Executive's scope of responsibility, in both cases subject to potential adjustment for certain pre-established items that are unusual in nature or infrequently occur. To incent the focus on and the success of our brands, financial performance for Ms. Syngal and Ms. O’Connell was based on the following weighted average of the brand attainments: 50% Old Navy, 25% Athleta, and 10% Gap, 10% Banana Republic and 5% Asia Retail, which includes brand retail financials in the Asia region (collectively referred to in the table below as the Weighted Brand Average). Financial performance for Mr. Breitbard, Ms. Green and Ms. Laughton was based on the organizations they lead: 80% Gap Brand / 20% Asia Retail, 100% Old Navy and 100% Athleta, respectively.

The table below describes the target annual bonus and potential payout range for each Executive.

Name	Brand Performance	Target Percentage of Base Salary		Potential Payout Range as a Percentage of Target
Sonia Syngal	Weighted Brand Average	175%		0 – 200%
Katrina O’Connell	Weighted Brand Average	100%		0 – 200%
Mark Breitbard	80% Gap Brand/ 20% Asia Retail	150%		0 – 200%
Nancy Green	100% Old Navy	150%		0 – 200%
Mary Beth Laughton	100% Athleta	100/150%	(1)	0 – 200%

(1)	Ms. Laughton’s target annual cash incentive bonus opportunity was increased in 2021 to improve competitiveness and to position her appropriately relative to internal and external benchmarks.

Bonus payments are made under the Executive Management Incentive Compensation Award Plan. Pursuant to the plan, which was designed to comply with an exemption under Section 162(m) of the Internal Revenue Code to maximize the deductibility of compensation paid to certain executive officers, which has since been eliminated, the Committee sets a minimum performance goal that needs to be achieved before determination and payment of any bonus. Satisfaction of the minimum goal results in the maximum bonus that could be paid to each Executive being established, and the Committee then determines actual payouts to each Executive based on performance against pre-established financial goals and individual performance. The minimum goal the Committee established in 2021 was positive net income. The Committee determined that the minimum goal was achieved in 2021, and after applying the adjustments described below under “Financial Performance” certified actual payouts to each Executive based on performance against pre-established threshold, target and maximum financial goals, as well as a qualitative assessment of individual performance, as described below.

Financial Performance

The Compensation Committee approved threshold, target and maximum financial performance goals for fiscal 2021 and determined that payouts would be made only if threshold performance was achieved.

The following tables show fiscal 2021 EBIT and net sales goals expressed as a percentage of fiscal 2019 actual results. The Committee selected 2019 actual results as a basis for comparison when setting the 2021 EBIT and net

2022 Proxy Statement

Compensation Discussion and Analysis	43

sales goals due to the unprecedented impact and disruption of COVID-19 in 2020. The Committee set these goals for fiscal 2021 at what it considered to be realistic levels to provide a meaningful incentive for Executives to improve performance in light of our expected performance at the time they were established. Also shown below are the actual weighted percentages achieved expressed as a percentage of fiscal 2019 actual results, after adjustments to exclude items that were not considered when the goals were set, which included any restructuring costs, government-mandated full day store closures, and the Gap Europe franchise transition. No additional adjustments to the results were made other than the neutralization of foreign exchange rate fluctuations.

	2021 EBIT Goals as a Percentage of Fiscal 2019 Actual EBIT			Actual Fiscal 2021 Percentage Achieved After Adjustments
Division	Threshold	Target	Maximum	EBIT
Old Navy	82.7%	86.8%	94.2%	90.2%
Athleta	116.0%	119.7%	129.2%	121.8%
Banana Republic	3.3%	8.6%	15.8%	7.6%
Gap	N/A	N/A	N/A	N/A
Asia Retail	N/A	N/A	N/A	N/A

•	Percentages are not shown where the numerator or denominator was below zero, as the earnings growth calculation does not reflect a meaningful result.
•

Ms. Syngal’s and Ms. O’Connell’s bonus was based on Gap Inc., which was based on the following weighted average of the brands: 50% Old Navy, 25% Athleta, 10% Gap, 10% Banana Republic and 5% Asia Retail.

•	Mr. Breitbard’s bonus was based on 80% Gap brand and 20% Asia Retail. Ms. Green’s bonus was 100% based on Old Navy. Ms. Laughton’s bonus was 100% based on Athleta.

	2021 Net Sales Goals as a Percentage of Fiscal 2019 Actual Net Sales			Actual Fiscal 2021 Percentage Achieved After Adjustments
Division	Threshold	Target	Maximum	Net Sales
Old Navy	109.8%	113.2%	116.6%	113.5%
Athleta	141.1%	145.4%	149.8%	147.7%
Banana Republic	80.0%	82.5%	85.0%	82.0%
Gap	86.3%	89.0%	91.6%	89.5%
Asia Retail	98.1%	101.2%	104.2%	77.2%

•

Ms. Syngal’s and Ms. O’Connell’s bonus was based on Gap Inc., which was based on the following weighted average of the brands: 50% Old Navy, 25% Athleta, 10% Gap, 10% Banana Republic and 5% Asia Retail.

•	Mr. Breitbard’s bonus was based on 80% Gap brand and 20% Asia Retail. Ms. Green’s bonus was 100% based on Old Navy. Ms. Laughton’s bonus was 100% based on Athleta.

Individual Performance Adjustment

Prior to determining the final bonus payout, if any, for each Executive, individual performance is assessed to determine if an adjustment is warranted. The CEO makes recommendations to the Committee for adjustments, if any, for Executives that report to her, and the Committee decides whether any adjustment is warranted for the CEO in a private session without the CEO present. In assessing each Executive’s individual performance, any additional initiatives outside those described above, challenges that the Executive faced over the course of the year, and financial performance are considered in determining final payouts. Our bonus program allows the Committee to assess Executives’ individual performance, including whether Executives demonstrated our “Words to Live By,” which are eight behaviors that reinforce our Company culture. In particular, “Champion Inclusion” and “Do the Right Thing” are aligned to our commitments on equality and belonging and environmental, social and governance.

Actual Bonuses

www.gapinc.com

44	Compensation Discussion and Analysis

For fiscal 2021, performance against EBIT and net sales goals applicable to each Executive generally exceeded the targets set by the Compensation Committee at the beginning of the year other than Asia Retail, which was below threshold. We observed notable progress against our Power Plan goals as we navigated COVID-driven supply chain constraints in the retail industry.

The calculation of bonuses is as follows.

The following table describes the calculation of bonuses to be paid to each Executive for fiscal 2021 performance.

Name	Base Salary(1)	x	Target Percentage of Base Salary(2)(3)	x	(50%	x	Actual Percentage Achieved: FY21 EBIT Performance	+	50%	x	Actual Percentage Achieved: FY21 Revenue Performance	)	=	Funded Bonus	+	Individual Adjustment	=	Actual Bonus
Sonia Syngal	$1,300,000	x	175%	x	(50%	x	132%	+	50%	x	113%	)	=	$2,793,796	+	$0	=	$2,793,796
Katrina O’Connell	$814,904	x	100%	x	(50%	x	132%	+	50%	x	113%	)	=	$1,000,736	+	$0	=	$1,000,736
Mark Breitbard	$1,100,000	x	150%	x	(50%	x	160%	+	50%	x	97%	)	=	$2,120,705	+	$0	=	$2,120,705
Nancy Green	$1,100,000	x	150%	x	(50%	x	147%	+	50%	x	109%	)	=	$2,107,266	+	$0	=	$2,107,266
Mary Beth Laughton	$855,192	x	100 / 150%	x	(50%	x	122%	+	50%	x	152%	)	=	$1,686,067	+	$0	=	$1,686,067

(1)	Base salaries are prorated based on any changes during the fiscal year.
(2)	Bonus targets are prorated based on any changes during the fiscal year. Where two target percentages are listed, they reflect prior and current bonus targets, respectively.
(3)	Ms. Laughton’s bonus target was increased in 2021 to improve competitiveness and to position her appropriately relative to internal and external benchmarks.
(4)	The weighted average attainments, as described above, are displayed for Ms. Syngal, Ms. O’Connell, and Mr. Breitbard.

Long-Term Incentives

Overview

We believe that stock-based long-term incentives align executive compensation with our Company’s financial performance and shareholder returns. Long-term incentives have typically consisted of stock options, time-based restricted stock units and/or performance-based restricted stock units.

For fiscal 2021, the set equity mix chosen by the Committee and measured by target grant value consists of 64% performance-based restricted stock units, 18% stock options and 18% time-based restricted stock units for the CEO and 60% performance-based restricted stock units, 20% stock options and 20% time-based restricted stock units for all other Executives. Shares granted were based on the 20-trading day simple average of our closing stock price between February 12, 2021 and March 12, 2021. The mix was selected by the Committee to align incentive opportunities with an appropriate level of performance-related risk. The mix also ensures that more than half of our regular annual long-term incentive grant value is in the form of performance-based restricted stock units for performance-based long-term pay delivery and shareholder value alignment. The table below summarizes each long-term incentive award.

2022 Proxy Statement

Compensation Discussion and Analysis	45

Long-Term Incentive Award	Mechanics	Objectives
Performance-Based Restricted Stock Units

•  64% for CEO and 60% for all other Executives of the long-term incentive target grant value.

•  Grants are earned after a three-year performance period with 50% of shares delivered after year three and 50% one year later.

•  Measure: Three-year cumulative Gap Inc. EBIT (awards earned at 0% – 250% of target prior to being modified).

•  Modifier: Relative Total Shareholder Return

   (TSR) vs. S&P Retail Select Index (awards modified up or down by 20%, for a total potential payout of 0% – 300% of target).

•  Long-term EBIT goals in the performance-based restricted stock units focus on the importance of long-term operating performance within the Executive's control and accountability.

•  TSR provides an external metric that aligns Executives’ pay to shareholder returns relative to a peer index.

•  The goals and time horizon differ from the annual bonus plan that focuses on brand EBIT and net sales goals, and provide a focus on sustained company-wide achievement over a multi-year period.

Stock Options	• 18% for CEO and 20% for all other Executives of the long-term incentive target grant value. • Time-based. • Vesting 25% per year over four years.	• Align Executives with shareholder interests, as the value from the option is only realized if our share price appreciates, and drives talent retention through a four-year service period.
Time-Based Restricted Stock Units	• 18% for CEO and 20% for all other Executives of the long-term incentive target grant value. • Time-based. • Vesting 25% per year over four years.	• Drives talent retention through a four-year service period and shareholder alignment as their value is tied to our share price.

It has been our practice to grant long-term incentives to Executives on an annual basis, usually in the first quarter of each fiscal year. This timing was selected because it follows the release of our annual financial results for the prior year and completion of annual compensation reviews. We also grant long-term incentives on other dates to newly hired executives and periodically in connection with promotions. Grants are typically approved by the Committee at a meeting and are effective on the meeting date. However, the effective grant date for new hires is no earlier than their first day of employment. Stock-based awards are granted under our 2016 Long-Term Incentive Plan, which was last amended and approved by our shareholders in 2021.

In determining the fiscal 2021 long-term incentive structure and award amounts, the Committee considered the factors described below under “Compensation Analysis Framework,” including a review of market data for comparable positions and each individual’s accumulated vested and unvested awards, current and potential realizable value over time using stock appreciation assumptions, vesting schedules, comparison of individual awards between Executives and in relation to other compensation elements, shareholder dilution and accounting expense.

www.gapinc.com

46	Compensation Discussion and Analysis

Stock Options

In fiscal 2021, stock options comprised 18% and 20% of the long-term incentive grant value for our CEO and all other Executives, respectively. We believe stock options are performance-based compensation that focuses Executives on managing the Company from the long-term perspective of a shareholder. Stock options provide value to the recipient only if the price of our stock appreciates from the date of grant. All stock options granted to Executives during fiscal 2021 had an exercise price equal to 100% of the closing price of our stock on the date of grant. The stock option grants received by our Executives are described in more detail in "2021 Grants of Plan-Based Awards."

Stock options granted to Executives typically vest based on continued service at a rate of 25% annually beginning one year from the grant date, which we have determined helps support our talent retention objectives. Stock options are typically granted with a maximum term of ten years, and vested options are normally exercisable until the earlier of the expiration date or three months following employment termination. Vesting is generally accelerated upon death, disability or retirement (if retirement-eligible) if the stock options are granted at least one year prior to the event. Additional circumstances under which vesting of long-term incentives may be accelerated are described in "2021 Potential Payments Upon Termination."

Time-Based Restricted Stock Units

Time-based restricted stock units represent full-value shares of our stock to drive performance, promote retention and foster a long-term shareholder ownership perspective. Unlike stock options, full-value share awards, in combination with our stock ownership requirements, subject Executives to the same stock price fluctuations experienced by shareholders but still encourage retention if our stock price does not appreciate, and help to focus Executives on sustaining the value of the Company. In fiscal 2021 we granted 18% and 20% of the long-term incentive grant value in time-based restricted stock units to our CEO and all other Executives, respectively. The time-based restricted stock unit grants received by our Executives are described in more detail in "2021 Grants of Plan-Based Awards."

Time-based restricted stock units granted to Executives typically vest based on continued service at a rate of 25% annually beginning one year from the grant date. Executives generally must be employed on the vesting date or awards are forfeited. Vesting is generally accelerated upon death, disability or retirement (if retirement-eligible) if the awards are granted at least one year from the event. Additional circumstances under which vesting of long-term incentives may be accelerated are described in "2021 Potential Payments Upon Termination."

Performance-Based Restricted Stock Units

Performance-based restricted stock units are intended to promote sustained improvement in financial performance and long-term value creation for shareholders. Additionally, they represent full-value shares of our stock to drive performance, promote retention and foster a long-term shareholder ownership perspective. In general, we believe the grant or vesting of a significant percentage of full-value shares for Executives should be based on performance against long-term objectives and therefore in fiscal 2021 granted 64% and 60% of the long-term incentive target grant value in performance-based restricted stock units to our CEO and all other Executives, respectively. The performance-based stock unit grants received by our Executives are described in more detail in "2021 Grants of Plan-Based Awards."

Performance-based restricted stock units granted to Executives typically vest at a rate of 50% at the end of the performance period, generally subject to continued service through the date the Committee determines the number of shares that are earned, if any, and 50% on the one-year anniversary of the determination date based on continued service with the Company. Vesting is generally accelerated upon death, disability or retirement (if retirement-eligible) if the awards are granted at least one year from the event and any performance conditions have been previously satisfied. Additional circumstances under which vesting of long-term incentives may be accelerated are described in "2021 Potential Payments Upon Termination."

PRSU Program

Executives are currently eligible to earn performance-based restricted stock units under our PRSU program. The key features of the PRSU program are described below:

•

In 2021, each Executive was eligible to receive an annual award. Performance-based restricted stock units give the Executive the right to receive shares of our stock based on achievement against performance goals during a specified three-year performance period, subject to certain service requirements. Actual shares paid out, if any, will vary based on achievement of the performance goals. When establishing the three-year cumulative EBIT target, the Committee set a target level of performance they considered to be challenging but realistic in order to

2022 Proxy Statement

Compensation Discussion and Analysis	47

provide a meaningful incentive for Executives in light of our expected performance at the time the target was established.
•

The number of actual shares that an Executive may earn after the end of the performance period is based on the attainment of a three-year cumulative EBIT goal measured at the Gap Inc. level. The award is then modified based on relative total shareholder return, which measures our stock performance against the S&P Retail Select Index during the same three-year period. The potential payout range as a percentage of the target award based on the three-year EBIT goal attainment is 0% to 250%. The award will then be modified up or down by up to 20% (for a total opportunity of 0% to 300% of target) based on the level of relative total shareholder return performance.

•

50% of the award is payable at the end of the three-year performance period, generally subject to continued service with the Company through the date that the Committee determines the number of shares that are earned, if any, and the remaining 50% will vest on the one-year anniversary of such determination date based on continued service with the Company.

The table below describes the potential payout range as a percentage of the target award for performance-based restricted stock units granted in fiscal 2021 (for the fiscal 2021 - fiscal 2023 performance period). The target number of shares was determined using the 20-trading day simple average of our closing stock price between February 12, 2021 and March 12, 2021 and the performance-based restricted stock unit target grant value, which was 64% and 60% of the total long-term incentive target grant value for our CEO and all other Executives, respectively. The performance-based restricted stock unit grants represent only an opportunity to earn actual shares of our stock for achievement of performance goals over the performance period. The associated amount listed in the “2021 Summary Compensation Table” under Stock Awards is the grant date fair value for accounting purposes, which is the required disclosure under SEC rules, and is not necessarily the compensation that will be actually realized by each Executive and also differs from the intended target value at grant in March 2021. All payments are made in shares at vesting and dividends are not paid or accrued on unvested shares.

	Fiscal 2021 Award Potential Payout
Name	Target Value	Target Number of Performance Shares	Potential Payout Range as Percentage of Target Shares
Sonia Syngal	$6,400,000	245,903	0 – 300%
Katrina O’Connell	$1,500,000	57,633	0 – 300%
Mark Breitbard	$1,650,000	63,396	0 – 300%
Nancy Green	$2,400,000	92,213	0 – 300%
Mary Beth Laughton	$1,200,000	46,106	0 – 300%

•

Target values for Ms. Syngal, Ms. O’Connell, Mr. Breitbard, Ms. Green and Ms. Laughton represent the approximate value of the target shares in March 2021. Long-term incentives to Executives were granted in March 2021 as part of our regular annual grant cycle. The value at grant in March 2021 differs from the Summary Compensation Table (SCT) value because the performance-based restricted stock unit value in the SCT represents the fair value for accounting purposes.

The following table shows the potential award modification based on the level of relative total shareholder return performance. Gap Inc. total shareholder return will be compared to the total shareholder return of the companies comprising the S&P Retail Select Index. Payouts between the 25th and 75th percentiles are interpolated.

Percentile Rank	Modifier Payout
75th Percentile or Higher	120%
50th Percentile	100%
25th Percentile or Lower	80%

www.gapinc.com

48	Compensation Discussion and Analysis

Outstanding Long-Term Growth Plan (LGP) Grants

After fiscal 2019, no new grants were made under the LGP and we transitioned to the new PRSU program, described above, with new metrics for Executives starting in fiscal 2020.

Executives were eligible to participate in the LGP prior to fiscal 2020, which was intended to promote sustained improvement in financial performance and long-term value creation for shareholders, while recognizing the inherent difficulty in setting long-term performance goals in the volatile retail industry. The key features of the program are described below:

•

Each Executive was eligible to receive an annual award of performance-based restricted stock units. Performance-based restricted stock units gave the Executive the right to receive a number of shares of our stock based on achievement against performance goals during a specified three-year performance period, subject to certain service requirements. Actual shares paid out, if any, varied based on achievement of the performance goals.

•

The number of actual shares that an Executive was eligible to earn after the performance period was based on the average attainment of separate annual EBIT goals that were established each year over three years, measured at the division level for those with division responsibilities and the corporate level for those with Company-wide responsibilities. The award was then modified based on the attainment of a three-year cumulative Company EBIT goal set at the beginning of the same three-year period. The potential payout range as a percentage of the target award based on average annual EBIT attainment was 0% to 250%. The award was then modified up or down by up to 20% (for a total opportunity of 0% to 300% of target) based on the level of attainment of the cumulative Company EBIT goal.

•

50% of the award was payable at the end of the three-year performance period, generally subject to continued service with the Company through the date that the Committee determined the number of shares that were earned, if any, with the remaining 50% vesting on the one-year anniversary of such determination date based on continued service with the Company.

The following table shows the fiscal 2021 EBIT goal expressed as a percentage of fiscal 2019 actual results. The goal for fiscal 2021 was set at what the Committee considered to be a realistic level to provide a meaningful incentive for Executives to improve performance in light of our expected performance at the time it was established. Also shown below is the actual percentage achieved expressed as a percentage of fiscal 2019 actual results, after adjustments to exclude items that were not considered when the goals were set, which included any restructuring costs, government-mandated full day store closures, and the Gap Europe franchise transition. No additional adjustments to the results were made other than the neutralization of foreign exchange rate fluctuations.

	FY2021 EBIT Goal as a Percentage of FY2019 Actual EBIT			Actual Fiscal 2021 Percentage Achieved After Adjustments
	Threshold	Target	Maximum	Actual
Gap Inc. Annual EBIT	81.0%	88.3%	100.6%	93.3%

The following table shows the annualized fiscal 2019 through fiscal 2021 cumulative EBIT goal expressed as a percentage of fiscal 2018 actual results. Although the 3-year EBIT goal is not assessed on an annual basis, the table below shows the annualized 3-year EBIT goal relative to the most recently completed fiscal year prior to the performance cycle in order to provide a meaningful comparison of the EBIT goal against prior performance. The goal for fiscal 2019 through fiscal 2021 was set at what the Committee considered to be a realistic level to provide a meaningful incentive for Executives to improve performance in light of our expected performance at the time it was established. Also shown below is the actual percentage achieved expressed as a percentage of fiscal 2018 actual results.

Company /	Annualized FY2019-2021 EBIT Goal as a Percentage of FY2018 Actual EBIT			Actual Fiscal 2019-2021 EBIT Percentage Achieved
Division	Threshold	Target	Maximum	Actual
Gap Inc. Cumulative EBIT	62.0%	67.6%	77.0%	30.5%

2022 Proxy Statement

Compensation Discussion and Analysis	49

The following table describes the actual achievement levels and actual shares earned for the LGP awards for the completed fiscal 2019-2021 performance period for Ms. Syngal and Mr. Breitbard. Ms. O’Connell, Ms. Green and Ms. Laughton were not granted a fiscal 2019 LGP award.

	Fiscal 2019 Award Achievement
Name	Target Shares	Year 1, Year 2, & Year 3 (2019-2021) Actual Percentage Achieved(1)			Three Year Average	Actual Cumulative Company EBIT Goal Modifier	Actual Percentage Achieved(2)	Actual Shares Earned(3)
Sonia Syngal	118,348	0%	125%	155%	93%	-20%	75%	88,510
Mark Breitbard	102,210	0%	125%	155%	93%	-20%	75%	76,440

(1)

Due to the unprecedented impact that COVID-19 had on our business, fiscal 2020 was divided into two halves. Attainment was 0% for the first half and 250% for the second half, and as a result the average attainment for fiscal 2020 was 125%.

(2)	"Actual Percentage Achieved" is rounded for presentation and is the three-year average, decreased by the cumulative Company EBIT goal modifier.
(3)	"Actual Shares Earned" is the product of the target shares and the actual percentage achieved.

Benefits and Perquisites

Executives generally are eligible for the same health and welfare plans as other full-time Gap Inc. employees, including medical, dental, life and disability insurance, and retirement plans. Although not a significant part of total compensation, we also provide limited additional benefits and perquisites to our Executives, which we believe are reasonable and consistent with our overall compensation objectives. These perquisites and benefits include financial counseling services, to help Executives concentrate on their responsibilities while supporting financial wellness and managing more complex financial planning requirements; participation in a deferred compensation plan that is offered to all highly compensated employees, as a means to help Executives meet their retirement savings goals; and matching charitable donations, up to certain annual limits, which are available to all employees given the value that we place on supporting communities. For Ms. Syngal only, we allow limited personal use of a Company airplane at an amount not to exceed $150,000 per year based on the incremental cost to the Company in order to provide a safer and efficient way for Ms. Syngal to manage travel and time commitments, particularly during the pandemic.

The value of the benefits and perquisites received by our Executives are described in more detail in the footnotes to the “2021 Summary Compensation Table.”

Stock Ownership Requirements for Executive Officers / Hedging and Pledging Prohibitions

We have minimum stock ownership requirements for certain executive positions, including for all Executives, to more closely link executive and shareholder interests, to balance potential rewards and risks, and to encourage a long-term perspective in managing the Company. Each covered executive has five years from the date of his or her appointment to reach the requirement.

All Executives had either met the shares requirement in the table below or had remaining time and were on track to do so as of the date of this Proxy Statement.

Requirements (shares)
CEO, Gap Inc.	300,000
Brand President & CEO	75,000
Corporate Executive Vice President	40,000

Executives not yet meeting the requirement must retain 50% of their after-tax shares acquired through our stock compensation programs until the requirement is reached.

For purposes of determining stock ownership levels, in addition to shares held directly, certain forms of equity interests in the Company count towards the stock ownership requirement, including time-based restricted stock units (vested or unvested).

www.gapinc.com

50	Compensation Discussion and Analysis

Our insider trading policy applicable to Company officers prohibits speculation in our stock, including short sales, hedging or publicly traded option transactions. We also prohibit Executives from pledging Company stock as collateral for a loan or for any other purpose. Our hedging policy is described in more detail in "Corporate Governance—Stock Ownership Guidelines for Directors."

Termination Payments

Various agreements, as described in more detail in "2021 Potential Payments Upon Termination," provide for severance benefits in the event of a termination of employment. These benefits were selected considering competitive conditions and customary practices at the time of their implementation. We have no severance arrangements specific to a change in control.

Compensation Analysis Framework

The Compensation Committee reviews executive compensation at least annually. The Committee approaches executive compensation as part of the overall strategic framework for total rewards at the Company. This framework applies to all employees at the Company and reflects our global rewards principles, which include:

•	Sharing in the success of the Company;
•	Rewarding for performance; and
•	Being fair and equitable.

The Committee reviews base salary, annual incentives, long-term incentives, benefits and perquisites, both individually and as part of the total compensation package.

The Compensation Committee also uses compensation data covering other peer companies to support its analysis. The Committee selected a broad spectrum of retail companies presented by Pay Governance LLC for purposes of comparing market compensation levels because we have both recruited from and lost executive talent to this industry in the past, and to ensure appropriate scope and complexity relative to the Company. These companies were selected based upon their strong brand recognition and global presence, omnichannel strategies, complexity of operations with multiple brand businesses, and comparable financial and valuation characteristics.  Because the size of companies in our peer group varies considerably, regression analysis is used where appropriate to adjust the compensation data for differences in Gap Inc. and division revenues. The peer group is reviewed by the Committee each year. The peer group used in 2021 was comprised of the companies listed below, which did not change from the prior year.

Peer Group

Best Buy Co., Inc.	McDonald’s Corporation	Starbucks Corporation
Booking Holdings Inc.	Nike, Inc.	Target Corporation
Costco Wholesale Corporation	Nordstrom, Inc.	The TJX Companies, Inc.
eBay Inc.	PVH Corporation	VF Corporation
L Brands, Inc.(1)	Qurate Retail, Inc.	Wayfair, Inc.
Levi Strauss & Co.	Ross Stores, Inc.

(1)	L Brands separated into Bath & Body Works and Victoria’s Secret in 2021. Fiscal year 2020 L Brands data was used for benchmarking purposes.

The Compensation Committee reviews compensation data for Executives based on an analysis of commercial surveys and proxy-reported data conducted by Pay Governance LLC. The analysis provides levels of base salary, annual incentives, and long-term incentive grant values in a summarized form. This data is supplemented by information obtained through proxy statement disclosures and other public sources. The Compensation Committee uses the peer group data as a frame of reference to inform its compensation review and decisions, but compensation is not set to meet specific benchmarks or percentiles.

In conducting its analysis and determining compensation, the Committee also considers the following factors, where relevant:

•	Business and talent strategies;
•	The nature of each Executive’s role;

2022 Proxy Statement

Compensation Discussion and Analysis	51

•	Individual performance (based on specific financial and operating objectives for each Executive, as well as the demonstration of leadership behaviors);
•	Future potential contributions by the Executive;
•	Internal comparisons to other Executives;
•	Internal consistency with our broad-based practices and programs;
•	Comparisons of the value and nature of the compensation elements to each other and in total; and
•	Retention risk.

As described below, the Committee also considers management’s recommendations and advice from the Committee’s independent compensation consultant when appropriate. The Committee periodically reviews the accounting and tax implications of each compensation element, and shareholder dilution in the case of equity awards.

Role of the CEO and Compensation Consultants

The Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant to advise the Committee on compensation program structure and individual compensation decisions, as directed by the Committee. The consultant was selected by the Committee and does not provide any other services to the Company. In addition, we have conducted a review of the Committee’s relationship with its compensation consultant, and have identified no conflicts of interest. The consultant reports directly to the Committee, although the consultant meets with management from time to time to obtain information necessary to advise the Committee.

Generally, the CEO evaluates each Executive using relevant factors described above under “Compensation Analysis Framework” and makes recommendations to the Committee about the structure of the compensation program and individual compensation arrangements. Management engages Pay Governance LLC to assist with these recommendations and to also provide peer group and market data, which are passed on to the Committee for its review and consideration. The CEO is generally present at Committee meetings when compensation, other than the CEO's own, is considered and approved. Approval of all executive compensation decisions rests solely with the Committee.

Accounting and Tax Considerations

Accounting, tax and related financial implications to the Company and Executives are considered during the analysis of our compensation and benefits program and individual elements. Overall, the Committee seeks to balance attainment of our compensation objectives with the need to maximize current tax deductibility of compensation that may impact EBIT and other measures of importance to shareholders. The Committee determined that the accounting and tax impacts described below were reasonable in light of our objectives.

In general, base salary, annual cash incentive bonus payments, and the costs related to benefits and perquisites are generally recognized as compensation expense at the time they are earned or provided. Share-based compensation expense is recognized in our consolidated statement of operations for stock options, time-based restricted stock units, and performance-based restricted stock units.

Subject to the exceptions and limits below, we generally deduct for federal income tax purposes all payments of compensation and other benefits to Executives. We do not deduct deferred compensation until the year that the deferred compensation is paid to an Executive.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee retains the discretion to award compensation that is not deductible as the Committee believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Section 4999 and Section 280G of the Internal Revenue Code provide that executives could be subject to additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control of the Company and that the Company could lose an income tax deduction for such payments. We have not provided any Executive with tax gross-ups or other reimbursement for tax amounts the Executive might be required to pay under Section 4999.

www.gapinc.com

52	Compensation Discussion and Analysis

Recovery and Adjustments to Awards

The Company’s clawback policy for executive officers was last updated in November 2020 to expand the authority of the Committee based on emerging governance best practices. It allows for the recoupment of cash and equity incentive compensation when the executive officer is terminated for cause or where either (i) all of the following factors are present: (a) the award or vesting of the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the covered officer was grossly negligent or engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the covered officer, or a lesser amount would have vested, based upon the restated financial results, or (ii) with respect to covered compensation awarded or vested after the applicable crime, neglect, breach or act or omission described below, the covered officer: (1) was indicted or convicted of, or admitted to, any crimes involving theft, fraud or moral turpitude; (2) engaged in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; (3) materially breached Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct; or (4) acted or failed to act in a negligent or intentional manner that resulted in material financial, reputational or other harm to the Company and its affiliates and subsidiaries. The Board is monitoring this policy to ensure that it is consistent with applicable laws, including any requirements of future regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2022 Proxy Statement

Compensation Committee Report	53

Compensation Committee Report

The Compensation and Management Development Committee (the “Committee”) has reviewed and discussed this Compensation Discussion and Analysis with management. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference into our annual report on Form 10-K for the fiscal year ended January 29, 2022 and included in the Proxy Statement for the 2022 Annual Meeting of Shareholders.

Tracy Gardner (Chair)

Lisa Donohue

Jorge P. Montoya

Salaam Coleman Smith

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filing.

www.gapinc.com

54	2021 Summary Compensation Table

2021 Summary Compensation Table

The following table shows compensation information for fiscal 2021, which ended January 29, 2022, for each person who served as our principal executive or financial officer and the three other most highly compensated executive officers at fiscal year-end (the “named executive officers”). The table also shows compensation information for fiscal 2020 and fiscal 2019, which ended January 30, 2021 and February 1, 2020, respectively, for those named executive officers who were also named executive officers in either of those years.

Name and Principal Position in 2021(1)	Fiscal Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)(5)	Option Awards ($)(5)(6)	Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compensation ($)(9)	Total ($)
Sonia Syngal	2021	1,300,000	—	11,415,171	2,654,713	2,793,796	—	97,235	18,260,915
CEO,	2020	1,191,827	—	17,170,778	1,539,879	1,834,983	—	168,054	21,905,521
Gap Inc.	2019	1,100,000	—	2,036,465	1,556,932	—	—	72,565	4,765,962

Katrina O'Connell	2021	814,904	—	2,653,389	737,423	1,000,736	—	61,884	5,268,336
EVP and CFO,	2020	703,846	—	4,371,771	427,743	589,033	—	54,452	6,146,845
Gap Inc.

Mark Breitbard	2021	1,100,000	—	3,458,832	811,162	2,120,705	—	75,568	7,566,267
President and CEO,	2020	1,024,808	—	8,931,389	752,830	1,330,702	—	72,333	12,112,062
Gap Brand	2019	1,025,000	500,000	1,775,905	1,583,042	—	—	71,155	4,955,102

Nancy Green	2021	1,100,000	—	5,064,795	1,179,867	2,107,266	—	72,359	9,524,287
President and CEO,	2020	933,942	—	3,342,239	559,930	1,312,242	—	57,277	6,205,630
Old Navy

Mary Beth Laughton	2021	855,192	225,000	3,842,059	589,933	1,686,067	—	52,389	7,250,640
President and CEO,
Athleta

(1)	Ms. Laughton became an executive officer of the Company in November 2021.
(2)	Base salary changes in fiscal 2021 are further described in "Compensation Discussion and Analysis—Elements of Compensation—Base Salary."
(3)

The amounts in this column for Mr. Breitbard reflect the earned portion of a sign-on bonus with repayment provisions that he received when he joined the Company in May 2017. The amounts in this column for Ms. Laughton reflect the earned portion of a sign-on bonus with repayment provisions that she received when she joined the Company in October 2019.

(4)

This column reflects the aggregate grant date fair value for awards of stock during fiscal 2021, 2020 and 2019, computed in accordance with FASB ASC 718. These amounts reflect the grant date fair value, and do not necessarily represent the actual value that may be realized by the named executive officers. For 2019, this column includes (a) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 3 of a three-year performance period beginning with fiscal 2017 (“LGP 2”), (b) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 2 of a three-year performance period beginning with fiscal 2018 (“LGP 3”), and (c) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 1 of a three-year performance period beginning with fiscal 2019 (“LGP 4”). For 2020, this column includes (a) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 3 of LGP 3, (b) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 2 of LGP 4, and (c) the grant date fair value of the target number of shares that may be earned under the PRSU program with respect to the two-and-a-half year performance period beginning with fiscal 2020 (“PRSU 1”). For 2021, this column includes (a) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 3 of LGP 4, and (b) the grant date fair value of the target number of shares that may be earned under the PRSU program with respect to the three-year performance period beginning with fiscal 2021 (“PRSU 2”). See "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—Outstanding Long-Term Growth Plan (LGP) Grants" for actual shares earned under LGP 4. Mr. Breitbard and Ms. Syngal each received their grant under LGP 4 in 2019. This column also includes the aggregate grant date fair value of any time-based restricted stock units granted during fiscal 2021, 2020 and 2019.

2022 Proxy Statement

2021 Summary Compensation Table	55

Details on the figures included in this column for 2021 are reflected in the following table. Details on the figures included in this column for 2020 and 2019 are included in our 2021 and 2020 Proxy Statements.

	LGP 4 (FY 2019 Grant) Year 3 Target Shares Grant Date Fair Value ($)	PRSU 2 (FY 2021 Grant) Target Shares Grant Date Fair Value ($)	Grant Date Fair Value of Time-Based Restricted Stock Units ($)	Total Reported in Stock Awards Column (rounded to the nearest dollar) ($)
Sonia Syngal	682,237	8,584,474	2,148,460	11,415,171
Katrina O'Connell	N/A	2,011,968	641,421	2,653,389
Mark Breitbard	589,211	2,213,154	656,467	3,458,832
Nancy Green	N/A	3,219,156	1,845,639	5,064,795
Mary Beth Laughton	N/A	1,609,560	2,232,499	3,842,059

The total grant date fair value of LGP 4 detailed in the following table is calculated based on the share price as of the last day of each respective fiscal year and a maximum performance condition achievement over the three-year period. The grant date fair value for year 1 of LGP 4 is $14.13, for year 2 of LGP 4 is $20.25 and for year 3 of LGP 4 is $17.29. The grant date fair value of PRSU 2, which is earned based on performance goals that are measured over a three-year performance period, is $34.91. For a description of the Company’s Long-Term Growth Program and Performance Restricted Stock Unit Program, please see "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—Outstanding Long-Term Growth Plan (LGP) Grants" and "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—PRSU Program."

	Maximum Shares Total Grant Date Fair Value ($)
	LGP 4 (FY 2019 Cycle)	PRSU 2 (FY 2021 Grant)
Sonia Syngal	6,115,526	25,753,421
Katrina O'Connell	—	6,035,904
Mark Breitbard	5,281,610	6,639,463
Nancy Green	—	9,657,467
Mary Beth Laughton	—	4,828,681

(5)

Please refer to Note 11, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 15, 2022 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the “2021 Grants of Plan-Based Awards” table in this Proxy Statement and the Grants of Plan-Based Awards tables in our 2021 and 2020 Proxy Statements for information on awards actually granted in fiscal 2021, 2020 and 2019.

(6)

This column reflects the aggregate grant date fair value for awards of stock options during fiscal 2021, 2020 and 2019, computed in accordance with FASB ASC 718. These amounts reflect the grant date fair value, and do not necessarily represent the actual value that may be realized by the named executive officers.

(7)	The amounts in this column reflect the non-equity amounts earned by the named executive officers under the Company’s annual incentive bonus plan.
(8)

No above-market or preferential interest rate options are available under our deferred compensation programs. Please refer to the “2021 Nonqualified Deferred Compensation” table for additional information on deferred compensation earnings.

(9)	The amounts shown in the “All Other Compensation” column are detailed in the following table.

www.gapinc.com

56	2021 Summary Compensation Table

Name	Fiscal Year	Personal Use of Airplane ($)(a)	Financial Counseling ($)(b)	Tax Payments ($)	Deferred Compensation Plan Match ($)(c)	401 (k) Plan Match ($)(d)	Disability Plan ($)(e)	Life Insurance ($)(f)	Relocation ($)(g)	Gift Matching ($)(h)	Other ($)(i)	Total ($)
Sonia Syngal	2021	32,018	15,300	—	40,400	8,140	801	576	—	—	—	97,235
	2020	94,679	15,300	—	35,350	8,714	709	576	2,726	10,000	—	168,054
	2019	—	15,300	—	32,800	8,123	586	576	180	15,000	—	72,565
Katrina	2021	—	15,300	—	20,650	14,557	801	576	—	10,000	—	61,884
O'Connell	2020	—	15,300	—	15,735	12,146	709	562	—	10,000	—	54,452
Mark Breitbard	2021	—	15,300	—	32,400	11,491	801	576	—	15,000	—	75,568
	2020	—	15,300	—	28,900	11,848	709	576	—	15,000	—	72,333
	2019	—	16,964	—	26,800	11,229	586	576	—	15,000	—	71,155
Nancy Green	2021	—	15,300	—	32,400	11,600	801	576	—	11,682	—	72,359
	2020	—	15,300	—	25,150	11,917	709	576	—	3,625	—	57,277
Mary Beth Laughton	2021	—	15,300	—	22,115	11,497	801	576	—	2,100	—	52,389

(a)

As required by SEC rules, the amounts shown are the incremental cost to the Company of personal use of the Company airplane and are calculated based on the variable operating costs to the Company, including fuel costs, mileage, trip-related maintenance, and other miscellaneous variable costs. Since the Company airplane is primarily used for business travel, fixed costs which do not change based on usage, such as the pilot’s salary and maintenance costs unrelated to the trip, are excluded.

(b)

We provide certain executive officers access to financial counseling services, which may include tax preparation and estate planning services. We value this benefit based on the actual cost for those services.

(c)

These amounts reflect Company matching contributions under the Company’s nonqualified Deferred Compensation Plan for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($290,000 for calendar year 2021), which are matched at up to 4% of base pay, the same rate as is in effect under the Company’s 401(k) plan.

(d)	These amounts reflect Company matching contributions under the Company’s 401(k) Plan.
(e)	These amounts reflect premium payments for long-term disability insurance, which is available to benefits-eligible employees generally.
(f)	These amounts reflect premiums paid for life insurance provided to employees at the Director level and above.
(g)

For Ms. Syngal, the amounts reflect costs in connection with her international assignment in 2011-2012 and subsequent repatriation, including ongoing tax preparation fees related to foreign taxes from her international assignment.

(h)

These amounts reflect Company matching contributions under the Company’s Gift Match Program, available to all employees, under which contributions to eligible nonprofit organizations are matched by the Company, up to certain annual limits. In calendar year 2021, the limit for the named executive officers (including our CEO) was $15,000. The annual gift match eligibility limits are based on the executive’s original donation date.

(i)	Our named executive officers were also eligible to receive preferred airline status.

2022 Proxy Statement

2021 Grants of Plan-Based Awards	57

2021 Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2021, which ended on January 29, 2022. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the “2021 Outstanding Equity Awards at Fiscal Year-End” table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date(1)	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($)	Awards ($)(4)
Sonia Syngal	3/15/2021	3/15/2021	—	—	—	—	—	—	—	203,626	32.25	2,654,713
	3/15/2021	3/15/2021	—	—	—	—	—	—	69,160	—	—	2,148,460
	3/15/2021	3/15/2021	—	—	—	17,752	39,449	118,348	—	—	—	682,237
	3/15/2021	3/15/2021	—	—	—	98,361	245,903	737,709	—	—	—	8,584,474
	N/A	—	568,750	2,275,000	4,550,000	—	—	—	—	—	—	—
Katrina O'Connell	3/15/2021	3/15/2021	—	—	—	—	—	—	—	56,563	32.25	737,423
	3/15/2021	3/15/2021	—	—	—	—	—	—	20,648	—	—	641,421
	3/15/2021	3/15/2021	—	—	—	23,053	57,633	172,899	—	—	—	2,011,968
	N/A	—	203,726	814,904	1,629,808	—	—	—	—	—	—	—
Mark Breitbard	3/15/2021	3/15/2021	—	—	—	—	—	—	—	62,219	32.25	811,162
	3/15/2021	3/15/2021	—	—	—	—	—	—	21,132	—	—	656,467
	3/15/2021	3/15/2021	—	—	—	15,331	34,070	102,210	—	—	—	589,211
	3/15/2021	3/15/2021	—	—	—	25,358	63,396	190,188	—	—	—	2,213,154
	N/A	—	412,500	1,650,000	3,300,000	—	—	—	—	—	—	—
Nancy Green	3/15/2021	3/15/2021	—	—	—	—	—	—	—	90,500	32.25	1,179,867
	3/15/2021	3/15/2021	—	—	—	—	—	—	59,419	—	—	1,845,639
	3/15/2021	3/15/2021	—	—	—	36,885	92,213	276,639	—	—	—	3,219,156
	N/A		412,500	1,650,000	3,300,000	—	—	—	—	—	—	—
Mary Beth Laughton	3/15/2021	3/15/2021	—	—	—	—	—	—	—	45,250	32.25	589,933
	3/15/2021	3/15/2021	—	—	—	—		—	71,879	—	—	2,232,499
	3/15/2021	3/15/2021	—	—	—	18,442	46,106	138,318	—	—	—	1,609,560
	N/A		307,067	1,228,269	2,456,538	—	—	—	—	—	—	—

(1)

The grant date for PRSU 2 and year 3 of LGP 4 represents the grant date of the awards as determined in accordance with FASB ASC 718, which is the date that the performance goals were set. The approval date for PRSU 2 represents the date that the grant was approved by the Compensation Committee. The approval date for year 3 of LGP 4 represents the date that the performance goals were set.

(2)

The amounts shown in these columns reflect the estimated potential payment levels for the fiscal 2021 performance period under the Company’s annual incentive bonus plan, further described in "Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Bonus." The potential payouts were performance-based and, therefore, were completely at risk. The potential threshold payment amount assumes 25% achievement of the financial performance component. The potential target payment amount assumes 100% achievement of the financial performance component. The potential maximum payment amount assumes 200% of target.

(3)

The amounts shown in these columns reflect, in shares, (a) for Ms. Syngal and Mr. Breitbard, the threshold, target and maximum amounts for year 3 of LGP 4 and (b) for each named executive officer, the threshold, target and maximum amounts for awards granted in fiscal 2021 under the Company’s PRSU program. Please see "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—Outstanding Long-Term Growth Plan (LGP) Grants" and “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—PRSU Program” for more information. Potential payouts are based on the applicable interpolated award values between the threshold, target, and maximum payout levels. The potential awards are performance-based and, therefore, completely at risk. The total number of shares that were actually earned for the entire three-year performance period under LGP 4 for Ms. Syngal was 88,510 and for Mr. Breitbard was 76,440.

(4)

The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FASB ASC 718. Please refer to Note 11, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 15, 2022 for the relevant assumptions used to determine the valuation of our stock and option awards. For fiscal 2021, the grant date fair value of the Equity Incentive Plan Awards is based on the closing price of a share of our stock on the last day of fiscal 2021 less future expected dividends during the vesting period, multiplied by the target number of shares that may be earned. For year 3 of LGP 4, the grant date fair value is $17.29. For PRSU 2, the grant date fair value is $34.91. For the total grant date fair value of awards if maximum performance conditions are achieved over the entire three-year performance period under LGP 4 and PRSU 2, see footnote 4 to the “2021 Summary Compensation Table.”

www.gapinc.com

58	2021 Outstanding Equity Awards at Fiscal Year-End

2021 Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2021, which ended on January 29, 2022.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Sonia Syngal	3,750	—		—	$25.09	3/12/2022
	10,000	—		—	$36.45	3/18/2023
	30,000	—		—	$42.20	3/17/2024
	35,000	—		—	$41.27	3/16/2025
	50,000	—		—	$30.18	3/14/2026
	75,000	—		—	$30.18	3/14/2026
	75,000	—		—	$23.93	4/13/2026
	200,000	—		—	$23.54	3/13/2027
	135,000	45,000	(a)	—	$32.23	3/19/2028
	90,000	90,000	(b)	—	$25.56	3/18/2029
	70,000	70,000	(c)	—	$18.41	11/13/2029
	—	575,642	(d)	—	$6.28	3/23/2030
	—	203,626	(e)	—	$32.25	3/15/2031
							88,510	(a)	$1,572,823
							15,643	(b)	$277,976
							14,500	(c)	$257,665
							214,968	(d)	$3,819,981
							69,160	(e)	$1,228,973
										859,872	(a)	$15,279,925
										245,903	(b)	$4,369,696
Katrina O'Connell	3,200	—		—	$36.45	3/18/2023
	3,100	—		—	$42.20	3/17/2024
	8,000	—		—	$41.27	3/16/2025
	15,980	—		—	$30.18	3/14/2026
	15,000	—		—	$30.18	3/14/2026
	20,000	—		—	$23.54	3/13/2027
	13,500	4,500	(f)	—	$32.23	3/19/2028
	10,000	10,000	(g)	—	$25.56	3/18/2029
	—	159,900	(h)	—	$6.28	3/23/2030
	—	56,563	(i)	—	$32.25	3/15/2031
							15,000	(f)	$266,550
							59,713	(g)	$1,061,100
							19,211	(h)	$341,379
							1,437	(i)	$25,535
										238,853	(a)	$4,244,418
										57,633	(b)	$1,024,138
Mark Breitbard	300,000	—		—	$25.90	5/1/2027
	135,000	45,000	(j)	—	$32.23	3/19/2028
	90,000	90,000	(k)	—	$25.56	3/18/2029
	70,000	70,000	(l)	—	$19.35	12/20/2029
	46,904	281,425	(m)	—	$6.28	3/23/2030
	—	62,219	(n)	—	$32.25	3/15/2031
							76,440	(a)	$1,358,339
							24,022	(b)	$426,871
							14,500	(j)	$257,665
							105,096	(k)	$1,867,556
							21,132	(l)	$375,516
										420,382	(a)	$7,470,188
										63,396	(b)	$1,126,547

2022 Proxy Statement

2021 Outstanding Equity Awards at Fiscal Year-End	59

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Nancy Green	20,000	—		—	$36.45	3/18/2023
	10,000	—		—	$42.20	3/17/2024
	20,000	—		—	$41.27	3/16/2025
	30,000	—		—	$30.18	3/14/2026
	40,000	—		—	$30.18	3/14/2026
	37,500	—		—	$23.54	3/13/2027
	82,500	27,500	(o)	—	$32.23	3/19/2028
	55,000	55,000	(p)	—	$25.56	3/18/2029
	15,000	45,000	(q)	—	$8.34	3/16/2030
	11,686	35,061	(r)	—	$19.83	10/8/2030
	—	90,500	(s)	—	$32.25	3/15/2031
							25,038	(m)	$444,925
							19,109	(n)	$339,567
							185,912	(o)	$3,303,656
							14,455	(p)	$256,865
							30,737	(q)	$546,196
							28,682	(r)	$509,679
										60,514	(a)	$1,075,334
										92,213	(b)	$1,638,625
Mary Beth Laughton	87,500	87,500	(t)	—	$17.20	10/28/2029
	12,000	36,000	(u)	—	$8.34	3/16/2030
	19,000	57,000	(v)	—	$14.64	8/10/2030
	—	45,250	(w)	—	$32.25	3/15/2031
							43,750	(s)	$777,438
							58,233	(t)	$1,034,800
							25,334	(u)	$450,185
							15,368	(v)	$273,089
							56,511	(w)	$1,004,200
										46,106	(b)	$819,304

(1)	The following footnotes set forth the vest dates for the outstanding option awards (vesting generally depends upon continued employment):
(a)	Options vest 45,000 on 3/19/2022.
(b)	Options vest 45,000 on each of 3/18/2022 and 3/18/2023.
(c)	Options vest 35,000 on each of 11/13/2022 and 11/13/2023.
(d)	Options vest 191,880 on 3/23/2022 and 191,881 on each of 3/23/2023 and 3/23/2024.
(e)	Options vest 50,906 on each of 3/15/2022 and 3/15/2023 and 50,907 on each of 3/15/2024 and 3/15/2025.
(f)	Options vest 4,500 on 3/19/2022.
(g)	Options vest 5,000 on each of 3/18/2022 and 3/18/2023.
(h)	Options vest 53,300 on each of 3/23/2022, 3/23/2023 and 3/23/2024.
(i)	Options vest 14,140 on 3/15/2022 and 14,141 on each of 3/15/2023, 3/15/2024 and 3/15/2025.
(j)	Options vest 45,000 on 3/19/2022.
(k)	Options vest 45,000 on each of 3/18/2022 and 3/18/2023.
(l)	Options vest 35,000 on each of 12/20/2022 and 12/20/2023.
(m)	Options vest 93,808 on each of 3/23/2022 and 3/23/2023 and 93,809 on 3/23/2024.
(n)	Options vest 15,554 on 3/15/2022 and 15,555 on each of 3/15/2023, 3/15/2024 and 3/15/2025.
(o)	Options vest 27,500 on 3/19/2022.
(p)	Options vest 27,500 on each of 3/18/2022 and 3/18/2023.
(q)	Options vest 15,000 on each of 3/16/2022, 3/16/2023 and 3/16/2024.
(r)	Options vest 11,687 on each of 10/8/2022, 10/8/2023 and 10/8/2024.
(s)	Options vest 22,625 on each of 3/15/2022, 3/15/2023, 3/15/2024 and 3/15/2025.
(t)	Options vest 43,750 on each of 10/28/2022 and 10/28/2023.
(u)	Options vest 12,000 on each of 3/16/2022, 3/16/2023 and 3/16/2024.

www.gapinc.com

60	2021 Outstanding Equity Awards at Fiscal Year-End

(v)	Options vest 19,000 on each of 8/10/2022, 8/10/2023 and 8/10/2024.
(w)	Options vest 11,312 on 3/15/2022, 11,312 on 3/15/2023, 11,313 on 3/15/2024 and 11,313 on 3/15/2025.
(2)	The following footnotes set forth the vest dates for the outstanding option awards (vesting generally depends upon continued employment):
(a)

Represents the number of shares earned under the Company's Long-Term Growth Program (described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—Outstanding Long-Term Growth Plan (LGP) Grants”) with respect to year 1 (fiscal 2019), year 2 (fiscal 2020) and year 3 (fiscal 2021) of a three-year performance period ("LGP 4"). Half of the award earned vested on the date the Company's Compensation and Management Development Committee certified attainment (March 14, 2022), and the remainder will vest on the anniversary of such certification date, contingent on continued service with the Company.

(b)

Represents one-half of the number of shares earned under the Company's Long-Term Growth Program (described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—Outstanding Long-Term Growth Plan (LGP) Grants”) with respect to year 1 (fiscal 2018), year 2 (fiscal 2019) and year 3 (fiscal 2020) of a three-year performance period ("LGP 3") which the Company's Compensation and Management Development Committee certified attainment of on March 15, 2021. The first half of the certified shares vested on the March 15, 2021 certification date with the remainder vesting on March 15, 2022, the anniversary of such certification date, contingent on continued service with the Company.

(c)	Award vests 14,500 on 11/13/2022.
(d)	Award vests 71,656 on each of 3/23/2022, 3/23/2023 and 3/23/2024.
(e)	Award vests 17,290 on each of 3/15/2022, 3/15/2023, 3/15/2024 and 3/15/2025.
(f)	Award vests 15,000 on 8/13/2022.
(g)	Award vests 19,904 on each of 3/23/2022 and 3/23/2023 and 19,905 on 3/23/2024.
(h)	Award vests 4,802 on 3/15/2022 and 4,803 on each of 3/15/2023, 3/15/2024 and 3/15/2025.
(i)	Award vests 718 on 3/15/2023 and 719 on 3/15/2024.
(j)	Award vests 14,500 on 12/20/2022.
(k)	Award vests 35,032 on 3/23/2022, 35,032 on 3/23/2023 and 35,032 on 3/23/2024.
(l)	Award vests 5,283 on each of 3/15/2022, 3/15/2023, 3/15/2024 and 3/15/2025.
(m)	Award vests 25,038 on 3/18/2022.
(n)	Award vests 19,109 on 7/15/2022.
(o)	Award vests 88,623 on 3/16/2022 and 97,289 on 3/16/2023.
(p)	Award vests 4,369 on 10/8/2022 and 5,043 on each of 10/8/2023 and 10/8/2024.
(q)	Award vests 7,684 on each of 3/15/2022, 3/15/2023 and 3/15/2024 and 7,685 on 3/15/2025.
(r)	Award vests 14,341 on each of 3/15/2023 and 3/15/2024.
(s)	Award vests 21,875 on each of 10/28/2022 and 10/28/2023.
(t)	Award vests 29,116 on 3/16/2022 and 29,117 on 3/16/2023.
(u)	Award vests 12,667 on each of 8/10/2022 and 8/10/2023.
(v)	Award vests 3,842 on each of 3/15/2022, 3/15/2023, 3/15/2024 and 3/15/2025.
(w)	Award vests 28,255 on 3/15/2023 and 28,256 on 3/15/2024.
(3)	Represents the number of stock awards multiplied by the closing price of our common stock as of January 29, 2022 ($17.77).
(4)
(a)

Represents an estimate of the number of shares that may be earned under the Company’s Performance Restricted Stock Unit Program (described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—PRSU Program") with respect to a two-and-a-half-year performance period (“PRSU 1”), based on a combination of actual and assumed performance as required by SEC disclosure rules. Half of any award earned will vest on the date the Company’s Compensation and Management Development Committee certifies attainment in 2023, and the remainder will vest on the first anniversary of such certification date, contingent on continued service with the Company.

(b)

Represents an estimate of the number of shares that may be earned under the Company’s Performance Restricted Stock Unit Program (described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—PRSU Program" with respect to a three-year performance period (“PRSU 2”), based on a combination of actual and assumed performance as required by SEC disclosure rules. Half of any award earned will vest on the date the Company’s Compensation and Management Development Committee certifies attainment in 2024, and the remainder will vest on the first anniversary of such certification date, contingent on continued service with the Company.

(5)	Represents the number of stock awards multiplied by the closing price of our common stock as of January 29, 2022 ($17.77).

2022 Proxy Statement

2021 Option Exercises and Stock Vested	61

2021 Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2021, which ended on January 29, 2022.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(3)

Sonia Syngal	191,880	4,779,714	137,369		3,969,790
Katrina O'Connell	53,300	1,264,276	44,411		1,282,696
Mark Breitbard	46,904	1,367,563	121,914		3,572,706
Nancy Green	—	—	101,379	(4)	2,907,402
Mary Beth Laughton	—	—	34,541		885,903

(1)	The amounts reflected include performance awards that vested during fiscal 2021.
(2)	Value realized on exercise is based on the sale price upon exercise minus the exercise price (the grant price).
(3)	Value realized on vesting is based on the number of RSUs and PSUs multiplied by the closing price of our common stock on the vesting date.
(4)	Includes shares withheld for taxes on stock awards for which Ms. Green became retirement eligible in fiscal 2021. See “2021 Potential Payments Upon Termination—Death, Disability or Retirement.”

www.gapinc.com

62	2021 Nonqualified Deferred Compensation

2021 Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation activity for the named executive officers in fiscal 2021, which ended on January 29, 2022.

Name	Plan	Executive Contribution in Fiscal 2021 ($)(1)	Registrant Contributions in Fiscal 2021 ($)(2)	Aggregate Earnings in Fiscal 2021 ($)(3)	Aggregate Withdrawals/ Distributions in Fiscal 2021 ($)	Aggregate Balance at Fiscal 2021 Year-End ($)(4)

Sonia Syngal	Deferred Compensation Plan	48,000	40,400	46,185	—	992,376
Katrina O'Connell	Deferred Compensation Plan	267,589	20,650	59,702	—	803,115
Mark Breitbard	Deferred Compensation Plan	33,000	32,400	8,450	—	294,604
Nancy Green	Deferred Compensation Plan	44,000	32,400	44,238	—	460,177
Mary Beth Laughton	Deferred Compensation Plan	25,552	22,115	(1,592)	—	93,818

(1)	These amounts are included in the “Salary” column of the Summary Compensation Table.
(2)

Footnote 9 to the Summary Compensation Table shows matching contributions under the Company’s Deferred Compensation Plan (“DCP”) for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($290,000 for calendar year 2021), which are matched at up to 4%, the same rate as is in effect under the Company’s 401(k) plan.

(3)	These amounts include earnings and dividends. In fiscal 2021, no above-market or preferential interest rate options were available on notional investments in the DCP.
(4)

A portion of these amounts were previously reported as deferred compensation in the Summary Compensation Table in the Proxy Statements for prior Annual Meetings as follows: Ms. Syngal ($355,812), Ms. O’Connell ($36,663), Mr. Breitbard ($181,963) and Ms. Green ($62,239).

The Company’s Deferred Compensation Plan (“DCP”) allows eligible employees to defer up to 75% of their salary and 90% of their bonuses (or such other percentages determined by the Company) on a pre-tax basis. Additional amounts are credited annually to participants' accounts in the form of Company matching contributions of up to a specified percentage of the eligible compensation deferred each year by participants. Contributions credited to a participant's account are credited or debited with notional investment gains and losses, as well as appreciation and depreciation equal to the experience of selected investment funds offered under the DCP and elected by the participant. Deferred compensation is payable upon a participant's termination of employment, death, or on a date or dates selected by the participant in accordance with the terms of the DCP. Deferred compensation is generally payable in the form of a lump sum distribution or installments at the election of the participant and subject to exceptions in the case of death or termination of employment prior to age 50. Participants or, in the case of the participant's death, their beneficiaries, may not sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest in the DCP. A participant may designate one or more beneficiaries to receive any portion of his or her deferred compensation payable in the event of the participant's death. The Company also reserves the right to amend the DCP at any time, or to terminate the DCP in accordance with the restrictions under Section 409A of the Internal Revenue Code.

2022 Proxy Statement

2021 CEO Pay Ratio	63

2021 CEO Pay Ratio

Gap Inc. is one of the largest retailers in the United States. While our employees work in a variety of roles and settings, the majority of our employees work in stores. Our store workforce consists largely of part-time, hourly employees who weave their part-time schedule together with other life commitments, such as education or family responsibilities.

Equal pay for equal work is a core value at Gap Inc. Our co-founders Don and Doris Fisher each contributed equal amounts of money to open the first Gap store on Ocean Avenue in San Francisco. They continued to run the business as equals and established a culture of equality that continues to inspire us today. Our commitment to equality began with our co-founders and continues to be a cornerstone of our company. In 2014, we were the first Fortune 500 company to announce that we strive to pay employees equally for equal work. We continue to conduct annual pay equity assessments that are periodically validated by a third party in order to help us target and maintain pay equity across our workforce.

For fiscal year 2021, using the methodology described below, we determined that the employee with the median annual total compensation of our employees (the “median employee”) was a part-time sales associate located in Canada and the employee's total compensation in fiscal year 2021 was $7,348. This employee did not work the full year and we did not annualize the employee’s compensation. The annual reported compensation of our CEO for that same period was $18,260,915. Accordingly, the ratio of the median employee pay to our CEO pay for 2021 is 1 to 2,485, which was calculated in compliance with the requirements set forth in Item 402(u) of SEC Regulation S-K.

To identify the median employee and determine the annual total compensation of the median employee, we used the following methodology:

1.

As of January 29, 2022, our employee population, prior to excluding any non-U.S. employees, consisted of approximately 96,832 employees. As permitted by the SEC rules, we excluded 4,363 employees from the following countries: Bangladesh 27, Cambodia 14, China 1,289, El Salvador 1, Guatemala 7, Hong Kong 478, India 1,029, Indonesia 19, Israel 29, Mexico 775, Pakistan 5, Sri Lanka 10, Taiwan 325, Turkey 13, United Kingdom 236, and Vietnam 106. In the aggregate, the total number of excluded employees equaled 4.5% of the total employee population, resulting in a total U.S. and non-U.S. employee population of approximately 92,469 that was used for our calculation.

2.

For the non-excluded employees, we used total gross earnings paid, obtained from local payroll data, for the fiscal year ending January 29, 2021 as a consistently applied measure to determine our "median employee". We did not annualize employee compensation. Because there was more than one "median employee" based on total gross earnings paid, we selected an individual we determined to be reasonably representative of our median employee and who did not have any unusual or nonstandard compensation items.

3.

We calculated the total compensation elements for the CEO and median employee for fiscal 2021 in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K. For the purposes of this disclosure, we applied a Canadian dollar to U.S. dollar exchange rate using the month end rates of exchange that approximate those in effect during the period in which the compensation elements were paid in Canadian dollars.

www.gapinc.com

64	2021 Potential Payments Upon Termination

2021 Potential Payments Upon Termination

Post-Termination Benefits

The Company has entered into agreements with Ms. Syngal, Ms. O'Connell, Mr. Breitbard, Ms. Green and Ms. Laughton that provide eligibility for post-termination benefits in the case of involuntary termination without cause.

These agreements provide that, if the executive is involuntarily terminated without cause (as specified in each respective agreement) prior to June 30, 2024, the executive is eligible to receive (in exchange for a release of claims) the following:

i.

The executive’s then-current salary for eighteen months (the “post-termination period”). Post-termination period payments will cease if the executive accepts other employment or has a professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually, or if the executive breaches his or her obligations to the Company (e.g., duty to protect confidential information, agreement not to solicit Company employees). Post-termination period payments will be reduced by any compensation the executive receives during the post-termination period from other employment or professional relationship with a non-competitor.

ii.

Should the executive elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium during the period in which the executive is receiving payments under paragraph (i) above.

iii.

During the period in which the executive is receiving payments under paragraph (i) above, reimbursement for his or her costs to maintain the financial counseling program the Company provides to senior executives.

iv.

A prorated bonus for the fiscal year in which termination occurs if the executive worked at least 3 months of the fiscal year, which will be earned based on actual financial results and assuming a 100% standard for any non-financial component.

v.

Accelerated vesting (but not settlement) of restricted stock units and performance shares or units that remain subject only to time vesting conditions that are scheduled to vest prior to April 1 following the fiscal year of termination.

The following table shows the amounts that each executive would have been eligible to receive under the agreements described above assuming that they had been terminated without cause on January 29, 2022, the last day of our 2021 fiscal year.

	Potential Post-Termination Payment Eligibility
Description	Ms. Syngal	Ms. O'Connell	Mr. Breitbard	Ms. Green	Ms. Laughton
Cash Payments related to salary(1)	$1,950,000	$1,237,500	$1,650,000	$1,650,000	$1,350,000
Cash Payments related to bonus(2)	$2,793,796	$1,000,736	$2,120,705	$2,107,266	$1,686,067
Health Benefits	$32,466	$30,493	$32,466	$32,466	$19,084
Financial Counseling	$22,950	$22,950	$22,950	$22,950	$22,950
Stock Award Vesting Acceleration(3)	$1,858,547	$439,026	$1,143,268	$4,481,558	$585,664
Total	$6,657,759	$2,730,705	$4,969,389	$8,294,240	$3,663,765

(1)

Payments represent salary continuation for 18 months. The amounts do not include the deferred compensation these executives would also be entitled to receive upon termination, as described above in "2021 Nonqualified Deferred Compensation."

(2)	Payments represent fiscal 2021 bonus that was earned by each executive.
(3)

Reflects the value of unvested stock awards that would have become vested pursuant to the agreements described above assuming an involuntary termination without cause on January 29, 2022, based on the last closing price of our common stock as of that date, which was $17.77. For Ms. Green, also reflects the value of unvested stock awards for which she was retirement-eligible as of January 29, 2022 (see “2021 Potential Payments on Termination—Death, Disability and Retirement”) and which would have become vested assuming an involuntary termination without cause on that date.

2022 Proxy Statement

2021 Potential Payments Upon Termination	65

Acceleration of Equity Upon Change in Control

Under the 2016 Long-Term Incentive Plan, in the event of a change in control, any acquiror may assume or substitute outstanding awards with substantially equivalent awards of the acquiror's stock. Except as set forth in an award agreement, outstanding awards which are neither assumed nor substituted by the acquiror in the change in control become fully vested immediately prior to the change in control. The table below shows the value of all unvested options and unvested stock awards that would have become vested in the event of a change in control on January 29, 2022, the last day of our 2021 fiscal year, in the event that awards were not assumed or substituted as described above.

Description	Ms. Syngal	Ms. O'Connell	Mr. Breitbard	Ms. Green	Ms. Laughton
Stock Option Vesting Acceleration(1)	$6,614,127	$1,837,251	$3,233,573	$424,350	$567,765
Stock Award Vesting Acceleration(2)	$26,807,040	$6,963,121	$12,882,681	$8,114,848	$4,359,017
Total	$33,421,167	$8,800,372	$16,116,254	$8,539,198	$4,926,782

(1)

Reflects the value of all unvested stock options that would have vested assuming a change in control on January 29, 2022 in which awards were not assumed or substituted as described above, based on the difference between the option exercise price and $17.77 per share, the last closing price of our common stock as of that date.

(2)

Reflects the value of all unvested stock awards that would have become vested assuming a change in control on January 29, 2022 in which awards were not assumed or substituted as described above, based on the last closing price of our common stock as of that date, which was $17.77. For Ms. Syngal and Mr. Breitbard amounts include one half the number of shares earned under LGP 3 and the number of shares earned under LGP 4. For all named executive officers, amounts include the target number of shares that could be earned under PRSU 1 and PRSU 2.

www.gapinc.com

66	2021 Potential Payments Upon Termination

Death, Disability or Retirement

Each of our named executive officers is generally entitled to the following additional death, disability or retirement benefits:

i.	Executive supplemental long-term disability insurance, which increases income replacement to 50% of base salary up to a maximum payment of $25,000 per month.
ii.	Life insurance, provided to employees at the Director level and above, which provides coverage of three times base salary up to a maximum of $2 million.
iii.

Upon retirement, our standard forms of stock option and stock award agreements provide for accelerated vesting of any unvested shares under awards that have been outstanding for at least a year and, for performance shares, for which the performance period has been completed. For these purposes, “Retirement” means Employee’s Termination of Service for any reason (other than due to Employee’s misconduct as determined by the Company in its sole discretion) after Employee has attained age 60 and completed at least five years of continuous service as an employee of the Company or an Affiliate. Ms. Green reached retirement age in December 2021. As a result, certain eligible grants were subject to accelerated vesting. Other than Ms. Green, none of our named executive officers was eligible for retirement-based accelerated vesting as of January 29, 2022, the last day of our 2021 fiscal year.

iv.

Upon death (and, in the case of stock options, termination on account of disability), our standard forms of stock option and stock award agreements provide for accelerated vesting of any unvested shares under awards that have been outstanding for at least a year and, for performance shares, for which the performance period has been completed.

The table below shows the value of all unvested stock options and unvested stock awards that would have become vested in the event of the named executive officer’s death (and, in the case of stock options, termination on account of disability) or, in the case of Ms. Green, also in the event of her retirement, on January 29, 2022, the last day of our 2021 fiscal year.

Description	Ms. Syngal	Ms. O'Connell	Mr. Breitbard	Ms. Green	Ms. Laughton
Stock Option Vesting Acceleration(1)	$6,614,127	$1,837,251	$3,233,573	$424,350	$567,765
Stock Award Vesting Acceleration(2)	$4,355,622	$1,327,650	$2,552,092	$4,345,014	$2,262,423
Total	$10,969,749	$3,164,901	$5,785,665	$4,769,364	$2,830,188

(1)

Reflects the value of all unvested stock options that would have become vested assuming the named executive officer had died (or terminated on account of disability) or, in the case of Ms. Green, retired, on January 29, 2022, based on the difference between the option exercise price and the last closing price of our common stock as of that date ($17.77).

(2)

Reflects the value of all unvested stock awards that would have become vested assuming the named executive officer had died or, in the case of Ms. Green, retired, on January 29, 2022, based on the last closing price of our common stock as of that date ($17.77).

2022 Proxy Statement

Equity Compensation Plan Information	67

Equity Compensation Plan Information

The following table provides information as of January 29, 2022 about shares of our common stock which may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our equity compensation plans, including the 2016 Long-Term Incentive Plan and the Employee Stock Purchase Plan.

	Equity Plan Summary
	Column (A)		Column (B)	Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#) (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Security Holders(1)	31,033,490	(2)	$21.17	62,759,577	(3)
Equity Compensation Plans Not Approved by Security Holders	—		—	—
Total	31,033,490		$21.17	62,759,577

(1)	These plans consist of our 2016 Long-Term Incentive Plan (the “2016 Plan”) and Employee Stock Purchase Plan (the “ESPP”).
(2)

This number excludes 527,636 shares that were issued at the end of the most recent ESPP purchase period, which began on December 1, 2021 to February 28, 2022, after the end of our 2021 fiscal year. This number includes the number of shares that could be earned under the Company's Performance Restricted Stock Unit Program (described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—PRSU Program”) if the maximum performance conditions were achieved over the applicable performance periods.

(3)

This number includes 14,919,023 shares that were available for future issuance under the ESPP at the end of our 2021 fiscal year, including the 527,636 shares described in footnote 2 above. The number shown also reflects the deduction of three shares from the Company's share reserve for every one stock award granted prior to May 17, 2011 and the deduction of two shares from the Company's share reserve for every one stock award granted on or after May 17, 2011, pursuant to the terms of the 2016 Plan.

www.gapinc.com

68	Beneficial Ownership of Shares

Beneficial Ownership of Shares

Beneficial Ownership Table

The following table sets forth certain information as of March 14, 2022 to indicate beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and director nominee and each executive officer named in the “2021 Summary Compensation Table” of this Proxy Statement, and (iii) all of our current directors and executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, the address for each listed beneficial owner is: c/o Gap Inc., Two Folsom Street, San Francisco, California 94105.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Stock	Awards Vesting Within 60 Days(1)	Total	% of Class(2)
Directors, Director Nominees and Named Executive Officers
Mark Breitbard	78,898	905,603	984,501	*
Elisabeth B. Donohue	—	6,666	6,666	*
John J. Fisher(3)	68,571,692	24,083	68,595,775	18.55%
Robert J. Fisher(4)	45,189,271	27,305	45,216,576	12.23%
William S. Fisher(5)	46,609,654	27,305	46,636,959	12.61%
Tracy Gardner	24,426	27,305	51,731	*
Nancy Green	112,877	535,656	648,533	*
Kathryn Hall(6)	3,389,284	—	3,389,284	*
Mary Beth Laughton	9,937	174,770	184,707	*
Bob L. Martin	158,161	124,751	282,912	*
Amy Miles	—	35,365	35,365	*
Jorge P. Montoya	50,646	27,305	77,951	*
Katrina O'Connell	7,563	190,426	197,989	*
Chris O'Neill	5,458	29,523	34,981	*
Mayo A. Shattuck III	125,727	27,305	153,032	*
Salaam Coleman Smith	—	7,013	7,013	*
Sonia Syngal	60,721	1,207,375	1,268,096	*
All directors and executive officers, as a group (21 persons)(7)	152,403,759	4,116,849	156,520,607	44.19%
Certain Other Beneficial Holders
Dodge & Cox(8)	38,381,878	—	38,381,878	10.3%
Doris F. Fisher(9)	19,717,946	—	19,717,946	5.33%
The Vanguard Group(10)	27,695,377	—	27,695,377	7.42%
JPMorgan Investment Management, Inc.(11)	35,121,779	—	35,121,779	9.4%

(1)

Reflects stock options exercisable and stock units vesting within 60 days after March 14, 2022. Also includes the outstanding stock units earned by our non-employee directors, which are subject to a three-year deferral period, which will be settled in shares immediately upon the resignation or retirement of the non-employee director, as described in “Compensation of Directors—Equity Compensation.”

(2)	“*” indicates ownership of less than 1% of the outstanding shares of our common stock.
(3)

Includes (a) 24,083 shares to be issued upon settlement of stock units (and related dividend equivalent rights)which are subject to a three-year deferral period but would be issued immediately upon his resignation or retirement over which he has sole dispositive and voting power, (b) 17,744,283 shares beneficially owned as trustee of a trust with sole dispositive and voting power, (c) 6,408 shares owned as community property with his spouse with shared dispositive and voting power, (d) 2,722,250 shares beneficially owned as a co-trustee of trusts of which he shares dispositive and voting power (including shares held by the trusts through a limited liability company), (e) 5,970,409 shares beneficially owned as trustee of trusts for which he has sole dispositive power and another proxyholder has sole voting power, (f) 15,108,342 shares for which John J. Fisher has proxies granting him sole voting power, (g) 20,000 shares beneficially owned through Delaware limited partnerships over which John J. Fisher has sole dispositive and voting power, and (h) 27,000,000 shares owned by FCH TBML LLC of which John J. Fisher is the sole manager with sole dispositive power over 27,000,000 shares, sole voting power over 23,400,000 shares with

2022 Proxy Statement

Beneficial Ownership of Shares	69

an irrevocable proxy granting a proxyholder sole voting power over 3,600,000 shares. In addition to the shares identified in the table above, John J. Fisher’s spouse separately owns 46,390 shares over which Mr. Fisher has no dispositive or voting control. John J. Fisher’s address is 1300 Evans Avenue, No. 880154, San Francisco, California 94188.

(4)

Includes (a) 27,305 shares to be issued upon settlement of stock units (and related dividend equivalent rights) which are subject to a three-year deferral period but would be issued immediately upon his resignation or retirement over which he has sole dispositive and voting power, (b) 13,705,570 shares beneficially owned as trustee of a trust with sole dispositive and voting power, (c) 1,746,451 shares owned as community property with his spouse with shared dispositive and voting power, (d) 2,722,250 shares beneficially owned as a co-trustee of trusts of which he shares dispositive and voting power (including shares held by the trusts through a limited liability company), (e) 15,000 shares beneficially owned through Delaware limited partnerships over which Robert J. Fisher has sole dispositive and voting power, and (f) 27,000,000 shares owned by FCH TBME LLC of which Robert J. Fisher is the sole manager with sole voting and dispositive power over 27,000,000 shares. In addition to the shares identified in the table above, Robert J. Fisher’s spouse separately owns 127,795 shares over which Mr. Fisher has no dispositive or voting control. Robert J. Fisher’s address is 1300 Evans Avenue, No. 880154, San Francisco, California 94188.

(5)

Includes (a) 27,305 shares to be issued upon settlement of stock units (and related dividend equivalent rights) which are subject to a three-year deferral period but would be issued immediately upon his resignation or retirement over which he has sole dispositive and voting power, (b) 11,598,804 shares beneficially owned as trustee of a trust with sole dispositive and voting power, (c) 25,441 shares owned as community property with his spouse with shared dispositive and voting power, (d) 5,970,409 shares for which William S. Fisher has proxies granting him sole voting power, (e) 2,000,000 shares beneficially owned as a co-trustee of a trust organized exclusively for charitable purposes for which William S. Fisher shares dispositive and voting power, (f) 15,000 shares beneficially owned through Delaware limited partnerships over which William S. Fisher has sole dispositive and voting power, and (g) 27,000,000 shares owned by FCH TBMS LLC of which William S. Fisher is the sole manager with sole voting and dispositive power over 27,000,000 shares. In addition to the shares identified in the table above, William S. Fisher’s spouse separately owns 145,599 shares over which Mr. Fisher has no dispositive or voting control. William S. Fisher’s address is 1300 Evans Avenue, No. 880154, San Francisco, California 94188.

(6)

Reflects shares held by KBRWJ Investors LP (“KBRWJ”). Ms. Hall is the sole managing member of KHALL LLC, the general partner of KBRWJ, and has sole voting and dispositive power over the shares held by KBRWJ in a fiduciary capacity. Ms. Hall disclaims beneficial ownership of the shares held by KBRWJ, except to the extent of her pecuniary interest therein.

(7)

Reflects the information above for our current directors and executive officers; provided, however, that shares reflected more than once in the table above with respect to John J. Fisher, Robert J. Fisher, and William S. Fisher are only reflected once in this line. See the note regarding various Fisher family holdings immediately following this table.

(8)

The Schedule 13G filed with the SEC by Dodge & Cox on March 10, 2022 indicates that, as of February 28, 2022, Dodge & Cox has sole power to direct the voting of 36,370,278 shares and sole power to direct the disposition of 38,381,878 shares. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, CA 94104.

(9)

Includes 15,108,342 shares beneficially owned as trustee of trusts for which Doris F. Fisher has sole dispositive power and another proxyholder has sole voting power. Amounts shown do not include shares held directly or indirectly by Mrs. Fisher’s three adult sons or their spouses, beneficial ownership of which is disclaimed because Mrs. Fisher does not have voting or dispositive control over such shares. Doris F. Fisher's address is 1300 Evans Avenue, No. 880154, San Francisco, California 94188.

(10)

The Schedule 13G filed with the SEC by The Vanguard Group on February 10, 2022 indicates that, as of December 31, 2021, The Vanguard Group has sole power to direct the disposition of 26,944,022 shares, and shared power to direct the voting of 296,562 shares and shared power to direct the disposition of 751,355 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(11)

The Schedule 13G filed with the SEC by JPMorgan Chase & Co. on January 21, 2022 indicates that, as of December 31, 2021, JPMorgan Chase & Co. has sole power to direct the voting of 34,238,402 shares and sole power to direct the disposition of 35,040,362 shares, and shared power to direct the voting of 16,096 shares and shared power to direct the disposition of 49,690 shares. The address of JPMorgan Chase & Co. is JPMorgan Chase & Co., 383 Madison Avenue, New York, NY 10179.

www.gapinc.com

70	Beneficial Ownership of Shares

Note Regarding Various Fisher Family Holdings

SEC rules require reporting of beneficial ownership of certain shares by multiple parties where voting and/or dispositive power over those shares is shared by those multiple parties. As a result, the following shares are listed multiple times in the table above.

The shares described in footnotes (3), (4) and (5) above for which voting and investment power is shared by Messrs. John J. Fisher, Robert J. Fisher, and/or William S. Fisher actually represent an aggregate of 2,722,250 shares, rather than 5,444,500 shares, as a result of that shared voting and investment power.

In addition, the shares described in footnotes (3), (4) and (5) above for which sole dispositive power is held by one person and, pursuant to irrevocable proxies, sole voting power is held by a different person actually represent an aggregate of 21,078,751 shares, rather than 42,157,502 shares.

For purposes of the above table, removing the shares counted multiple times (described above) results in an aggregate total beneficial ownership of 36.95% of the outstanding shares by Messrs. John J. Fisher, Robert J. Fisher, William S. Fisher and charitable entities for which one or more Fishers is a trustee.

The aggregate total beneficial ownership of Mrs. Doris F. Fisher and Messrs. John J. Fisher, Robert J. Fisher, and William S. Fisher, including charitable entities for which one or more of the Fishers is a trustee, is 42.28% of the outstanding shares. Mrs. Doris F. Fisher, and Messrs. John J. Fisher, Robert J. Fisher, and William S. Fisher each disclaim beneficial ownership over shares owned by other members of the Fisher family, except as specifically disclosed in the footnotes above.

2022 Proxy Statement

Other Information	71

Other Information

Questions and Answers About the Annual Meeting and Voting

Who are the proxyholders and how were they selected?

The proxyholders are Sonia Syngal, Julie Gruber and Katrina O'Connell, who were selected by our Board of Directors and are officers of the Company. The proxyholders will vote all proxies, or record an abstention, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by our Board of Directors.

How much did this proxy solicitation cost and who pays for it?

The Company will pay all expenses in connection with the solicitation of the proxies relating to this Proxy Statement, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition to solicitation by mail, certain of our officers, directors and employees (who will receive no extra compensation for their services) may solicit proxies by email, by telephone, by fax or in person. We have also retained the services of D.F. King & Co. to solicit the proxies of certain shareholders for the Annual Meeting and provide other consultation services. The cost of D.F. King’s services is estimated to be $9,500, plus reimbursement of out-of-pocket expenses.

How can I electronically access the proxy materials?

We are using the Internet as our primary means of furnishing our proxy materials to most of our shareholders. Rather than sending those shareholders a paper copy of our proxy materials, we are sending a Notice of Internet Availability of Proxy Materials. That Notice contains instructions for accessing the materials and voting via the Internet. The Notice also contains information on how to request a paper copy of the proxy materials by mail. We believe this method of distribution makes the proxy distribution process more efficient, less costly and limits our impact on the environment. This Proxy Statement and our 2021 Annual Report to Shareholders are available at: www.gapinc.com (follow the Investors link).

Can I receive proxy materials for future annual meetings by email rather than receiving a paper copy of the Notice?

If you are a Shareholder of Record or a Beneficial Owner, you may elect to receive the Notice or other future proxy materials by email by logging into www.proxyvote.com. If you are a Beneficial Owner, you can also contact your broker directly to opt for email delivery of proxy materials. If you choose to receive proxy materials by email, next year you will receive an email with instructions on how to view those materials and vote before the next annual meeting. Your choice to obtain documents by email will remain in effect until you notify us or your broker otherwise. Delivering future notices by email will help us further reduce the cost and environmental impact of our shareholder meetings.

What is “householding”?

Under SEC rules, a single package of Notices may be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless contrary instructions have been received. Each shareholder continues to receive a separate Notice within the package. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting Broadridge toll free at 1-866-540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Shareholders who wish to receive a separate set of proxy materials should contact Broadridge at the same phone number or mailing address.

What is the difference between a shareholder of record and a beneficial owner of shares?

Shareholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, you are considered the shareholder of record with respect to those shares.

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name”. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Please note that the organization is not allowed to vote your shares on most matters without your instructions, so it is important for you to provide direction to the organization on how to vote.

www.gapinc.com

72	Other Information

What is the date, time and format of the Annual Meeting?

We will hold the Annual Meeting on May 10, 2022 at 10:00 a.m. Eastern Time, via the Internet at www.virtualshareholdermeeting.com/GAP2022. The platform for the virtual annual meeting includes functionality that affords validated shareholders substantially the same meeting participation rights and opportunities they would have at an in-person meeting. Instructions to access and log-in to the virtual annual meeting are provided below, and once admitted, shareholders may view reference materials such as our list of shareholders as of the Record Date, submit questions and vote their shares by following the instructions that will be available on the meeting website.

How do I attend the 2022 annual meeting?

In order to access the virtual Annual Meeting, you will be asked to provide your 16-digit control number. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of share ownership, are posted at www.virtualshareholdermeeting.com/GAP2022. If you hold shares beneficially in street name, you may only vote at the virtual annual meeting if you obtain a control number from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Information contained in this website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Will the Annual Meeting be webcast?

Yes. You may attend the Annual Meeting virtually at www.virtualshareholdermeeting.com/GAP2022, where you will be able to vote electronically and submit questions during the Annual Meeting. A webcast replay of the 2022 Annual Meeting will also be archived on www.gapinc.com (follow the Investors link). The webcast will be recorded and available for replay on www.gapinc.com for at least 30 days following the Annual Meeting.

How do I submit a question at the Annual Meeting?

You may submit a question during the Annual Meeting via our virtual shareholder meeting website,

www.virtualshareholdermeeting.com/GAP2022. If your question is properly submitted during the relevant portion of the meeting agenda, the chair of the meeting intends to respond to your question during the live webcast. Questions on similar topics may be combined and answered together. A webcast replay of the Annual Meeting, including the Q&A session, will also be archived on www.gapinc.com (follow the Investors link). The webcast will be recorded and available for replay on www.gapinc.com for at least 30 days following the Annual Meeting.

What if the Company encounters technical difficulties during the Annual Meeting?

If we experience technical difficulties during the Annual Meeting (e.g., a temporary or prolonged power outage), the chair of the meeting will determine whether the Annual Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Annual Meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify shareholders of the decision via www.virutalshareholdermeeting.com/GAP2022.

If you encounter technical difficulties accessing our Annual Meeting or asking questions during the Annual Meeting, a support line will be available on the login page of the virtual meeting website.

Who may vote at the Annual Meeting?

You can vote your shares via the Internet at our Annual Meeting if you were a shareholder at the close of business on the Record Date.

Are votes confidential? Who counts the votes?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects the voting privacy of our shareholders. Your vote will not be disclosed to anyone, except:

•	As required to tabulate and certify the vote;
•	As required by law; and/or
•	If you provide written comments on your proxy card (the proxy card and comments would then be forwarded to us for review).

We retain an independent tabulator and inspector of election to receive and tabulate the proxies and to certify the voting results.

What happens if I do not give specific voting instructions?

Shareholder of Record

If you are a shareholder of record and you sign, date and return a proxy card but do not specify how to vote, your shares will be voted in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting or any adjournments or postponements thereof.

2022 Proxy Statement

Other Information	73

Beneficial Owner

If you are a beneficial owner and hold your shares through a broker, bank, or other similar organization, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on a particular matter. Brokers and other nominees have the discretion to vote on routine matters such as Proposal 2 (ratification of the selection of independent registered public accounting firm), but do not have the discretion to vote on non-routine matters such as Proposal 1 (election of directors) and Proposal 3 (advisory vote on executive compensation). Therefore, your shares will not be voted on non-routine matters without your voting instructions.

What constitutes a “quorum” for the Annual Meeting?

The holders of a majority of the outstanding shares of our common stock must be present to constitute a quorum for the transaction of business at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you properly submit your proxy prior to the Annual Meeting or vote via the Internet while virtually attending the Annual Meeting. The independent inspector(s) of election appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or via the Internet at the Annual Meeting.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will generally be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

How do I vote my shares?

You may direct your vote by Internet, telephone or mail. Your vote must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

	IF YOU ARE A SHAREHOLDER OF RECORD:	IF YOU ARE A BENEFICIAL HOLDER OF SHARES HELD IN "STREET NAME":

By Internet Prior to the 2022 Annual Meeting*	www.proxyvote.com (or scan the QR code on the proxy card or voting instruction card)	www.proxyvote.com (or scan the QR code on the proxy card or voting instruction card)

By Internet During the 2022 Annual Meeting*	www.virtualshareholdermeeting.com/GAP2022	www.virtualshareholdermeeting.com/GAP2022

By Telephone*	1-800-690-6903	Follow the voting instructions you receive from your brokerage firm, bank, broker dealer or other intermediary

By Mail	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717	Follow the voting instructions you receive from your brokerage firm, bank, broker dealer or other intermediary

*

While we and Broadridge do not charge any fees for voting by Internet or telephone, there may be related costs from other parties, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

What are broker non-votes and how are they counted?

Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. Brokers and other nominees may vote without instruction only on “routine” proposals. On “non-routine” proposals, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes”. The proposal to ratify Deloitte & Touche LLP as the Company’s independent registered public accounting

www.gapinc.com

74	Other Information

firm is the only routine proposal on the agenda for our Annual Meeting. The other two proposals on the agenda are non-routine. If you hold your shares with a broker or other nominee, they will not be voted on non-routine proposals unless you give voting instructions.

So long as the broker has discretion to vote on at least one proposal, broker non-votes are counted in determining a quorum but are not counted for purposes of Proposals 1 and 3 and will therefore have no effect on the outcome of these proposals.

What vote is required to approve each proposal?

Election of Directors

Election of directors by shareholders will be determined by a majority of the votes cast with respect to each director by proxy or via the Internet at the Annual Meeting. Pursuant to the Company’s Bylaws, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Votes cast shall include votes “for” and “against” a nominee, and exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. Under our Corporate Governance Guidelines, at any meeting of shareholders where nominees are subject to an uncontested election (the number of nominees is equal to the number of seats), any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election, shall submit to the Corporate Secretary of the Company a letter offering his or her resignation, subject to the Board of Directors’ acceptance. The Governance and Sustainability Committee will consider the offer of resignation and will recommend to the Board the action to be taken. The Board of Directors will act promptly with respect to each such letter of resignation and will promptly notify the director concerned of its decision. The Board of Directors’ decision will be disclosed publicly.

Other Proposals

The other two matters on the agenda for shareholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares counted as present at the Annual Meeting and entitled to vote on the subject matter. Note that Proposal 2 (ratification of the selection of independent registered public accounting firm) and Proposal 3 (advisory vote on executive compensation) are advisory only and will not be binding on the Company, the Board or any committee of the Board. The results of the votes on these proposals will be taken into consideration by the Company, the Board or the appropriate committee of the Board, as applicable, when making future decisions regarding these matters.

How will any other items be voted upon at the Annual Meeting?

If any other matter not mentioned in this Proxy Statement is properly brought before the meeting, including without limitation (i) matters about which the proponent failed to notify us on or before February 10, 2022 (ii) shareholder proposals omitted from this Proxy Statement and the form of proxy pursuant to the proxy rules of the SEC, and (iii) matters incidental to the conduct of the meeting, the proxyholders will vote upon such matters in accordance with their best judgment pursuant to the discretionary authority granted by the proxy. As of the date of the printing of this Proxy Statement, our management is not aware, nor has it been notified, of any other matters that may be presented for consideration at the meeting.

May I change my vote?

You may revoke your proxy at any time before its exercise by writing to our Corporate Secretary at our principal executive offices as follows:

Corporate Secretary

Gap Inc.

Two Folsom Street

San Francisco, California 94105

You may also revoke your proxy by timely delivery of a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting via the Internet while virtually attending the Annual Meeting (virtually attending the Annual Meeting through the Internet does not revoke your proxy unless you vote via the Internet during the Annual Meeting).

When are shareholder proposals for the 2023 Annual Meeting due?

If a shareholder would like us to consider including a proposal in our Proxy Statement and form of proxy for our Annual Meeting in 2023, the Company’s Corporate Secretary must receive it no later than November 30, 2022. Proposals must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105.

2022 Proxy Statement

Other Information	75

When do I need to notify the Company of any proposed business or director nominees for the 2023 Annual Meeting?

Our Amended and Restated Bylaws provide that in order for a shareholder to bring business before our Annual Meeting in 2023 (other than a proposal submitted for inclusion in the Company’s proxy materials), the shareholder must give written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on February 9, 2023, and no earlier than January 10, 2023 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of our 2022 Annual Meeting). The notice must contain information required by our Bylaws, including a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting such business at the Annual Meeting, the name and address of the shareholder proposing the business, the number of shares of the Company’s stock beneficially owned by the shareholder, any material interest of the shareholder in the business proposed, any interests held by the shareholder in derivative securities of the Company or arrangements with persons holding derivative securities of the Company, and other information required to be provided by the shareholder pursuant to the proxy rules of the SEC.

In order for a shareholder to propose director nominees to be considered for election to the Board at our Annual Meeting in 2023, the notice must also contain the additional information required by our Bylaws, including the identity and background of each nominee, the number of shares of the Company’s stock beneficially owned by each nominee, any arrangements or understandings between the nominee and the shareholder and any other persons pursuant to which the nomination is being made, any other information relating to the nominee that must be disclosed in proxy solicitations or is otherwise required for the election of directors under the proxy rules of the SEC (including such nominee’s written consent to being named in the proxy statement and to serving as a director if elected), and certain information regarding material relationships between the shareholder and the nominee.

If a shareholder fails to submit the notice by February 9, 2023, then the proposed business or nomination would not be considered at our Annual Meeting in 2023 due to the shareholder’s failure to comply with our Bylaws. Additionally, in accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, management proxyholders intend to use their discretionary voting authority with respect to any shareholder proposal raised at our Annual Meeting in 2023 as to which the proponent fails to notify us on or before February 9, 2023. Notices must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105.

A copy of the full text of the Bylaw provisions relating to our advance notice procedures may be obtained by writing to our Corporate Secretary at that address or at www.gapinc.com (follow the Investors, Governance links).

In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than March 11, 2023.

By Order of the Board of Directors,

Julie Gruber

Corporate Secretary

www.gapinc.com

76	Other Information

Note About Forward-Looking Statements

In this Proxy Statement, the Company has disclosed information which may be considered forward-looking within the meaning of the U.S. federal securities laws. Forward-looking statements may appear throughout this Proxy Statement, including in the Compensation Discussion and Analysis. In some cases, you can identify these forward-looking statements by the use of terms such as "believe," "will," "expect," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "would," and "continue to," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to statements regarding the composition of our Board and its committees, the diversity of our Board members, our response to the COVID-19 pandemic, our ESG strategies and activities, our Power Plan strategy and our current and future business initiatives, rationalizing our portfolio through divestitures, partnerships and strategic closures, partnering our European business, our licensing business, our integrated loyalty program, our investments in demand generation technology, and our executive compensation program. For information regarding risks and uncertainties associated with our business and a discussion of some of the factors that may cause actual results to differ materially from the results expressed or implied by such forward-looking statements, please refer to our SEC filings, including the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" sections of our Annual Report on Form 10-K for the fiscal year ended January 29, 2022. The Company undertakes no obligation to update information in this Proxy Statement.

Information Referenced In this Proxy Statement

The content of the websites referred to in this Proxy Statement are not incorporated by reference into this Proxy Statement.

2022 Proxy Statement

Gap Inc. THE GAP, INC. ATTN: MARIE MA TWO FOLSOM STREET SAN FRANCISCO, CA 94105 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GAP2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D71621-P66175 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THE GAP, INC. The Board of Directors recommends you vote "FOR" each listed director nominee. 1. Election of Directors. For Against Abstain Nominees: 1a. Elisabeth B. Donohue 1b. Robert J. Fisher 1c. William S. Fisher 1d. Tracy Gardner 1e. Kathryn Hall 1f. Bob L. Martin 1g. Amy Miles 1h. Chris O'Neill 1i. Mayo A. Shattuck III 1j. Salaam Coleman Smith 1k. Sonia Syngal The Board of Directors recommends you vote "FOR" Items 2 and 3. For Against Abstain 2. Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending on January 28, 2023. 3. Approval, on an advisory basis, of the overall compensation of the named executive officers. 4. Transact such other business as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D71622-P66175 THE GAP, INC. Annual Meeting of Shareholders May 10, 2022 10:00 a.m. Eastern Time This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) Sonia Syngal, Julie Gruber and Katrina O'Connell, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions, as designated on the reverse side of this proxy, all of the shares of common stock of THE GAP, INC. that the undersigned is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m. Eastern Time on May 10, 2022, virtually at www.virtualshareholdermeeting.com/GAP2022, and any adjournment or postponement thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side